Exhibit 4.1

EXECUTION VERSION

BROOKFIELD PROPERTY REIT INC., BPR CUMULUS LLC,

BPR NIMBUS LLC, and GGSI SELLCO, LLC,

as Issuers,

THE GUARANTORS named herein

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

INDENTURE

Dated as of May 1, 2019

5.750% Senior Secured Notes due 2026

i

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of May 1, 2019, among Brookfield Property REIT Inc., a Delaware corporation (“BPR”), BPR Cumulus LLC, a Delaware limited liability company and indirect subsidiary of BPR, BPR Nimbus LLC, a Delaware limited liability company and indirect subsidiary of BPR, and GGSI Sellco, LLC, a Delaware limited liability company and indirect subsidiary of BPR (each, an “Issuer” and together with BPR, the “Issuers”), the Guarantors (as herein defined) and Wells Fargo Bank, National Association, a national banking association, as trustee and collateral agent.

The Issuers, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.	Definitions.

“Additional Notes” means Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02, 4.08 and 4.10 hereof, as part of the same series as the Initial Notes.

“Adjusted EBITDA” means, with respect to any BPR Property, BPR or any of its Restricted Subsidiaries or any of the Management Companies, as the case may be, for any period, an amount equal to:

(1)	such BPR Property’s or such Person’s Net Income; plus

(2)	to the extent reducing such Net Income, the sum, without duplication, of amounts for:

(a)	depreciation;

(b)	amortization (including, without limitation, amortization of goodwill, software and other intangible assets);

(c)	interest expense;

(d)	income taxes, franchise taxes or other similar taxes based on income, profits or capital, in each case, paid or any provision made therefor;

(e)

(i) any impairment charge (including any charge relating to impairment of goodwill and other assets) and (ii) any asset write-off and/or write-down, in each case excluding any amortization of a prepaid cash charge that was paid in a prior period;

(f)

any earn-out obligation expense incurred in connection with the Transactions and/or any acquisition and/or other Investment (including any acquisition or other Investment completed prior to the Issue Date), in each case which is paid or accrued during such period;

(g)

any charge attributable to the undertaking and/or implementation of cost savings initiatives, cost rationalization programs, operating expense reductions and/or synergies (including, without limitation, in connection with any integration, restructuring or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility or BPR Property opening and/or pre-opening, any inventory optimization program and/or any curtailment), any business optimization charge, any restructuring charge (including any charge relating to any tax restructuring), any charge relating to the closure or consolidation of any facility or BPR Property and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs), any systems implementation charge, any severance charge, any charge relating to entry into a new market, any charge relating to any strategic initiative, any signing charge, any retention or completion bonus, any expansion and/or relocation charge, any charge associated with any modification to any pension and post-retirement employee benefit plan, any software development charge, any charge associated with new systems design, any implementation charge, any project startup charge, any charge in connection with new operations, any consulting charge and/or any business development charge;

(h)	any charge associated with and/or payment of legal settlements, fines, judgments or orders;

(i)

non-cash charges or other items (including the effects of purchase accounting) and items related to FAS 107 adjustments, FAS 141 adjustments, the straight lining of rents, tax stabilization adjustments, the amortization of non-cash interest expense and the amortization of market rate adjustments on any Indebtedness permitted under this Indenture (provided that (x) to the extent that any such non-cash charge or item constitutes an accrual of or reserve for any potential cash item in any future period, (A) the relevant Person may elect not to add back such non-cash charge in the current period and (B) to the extent such Person elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Adjusted EBITDA (as a deduction in calculating net income or otherwise) to such extent and (y) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period shall be excluded);

(j)

(A) any charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement, any pension plan (including any post-employment benefit scheme to which the relevant pension trustee has agreed), any stock subscription or shareholder agreement, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including, without limitation, any non-cash compensation charge and/or any other non-cash charge arising from the granting of any stock option or similar arrangement (including any profits interest), the granting of any stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement), and (B) any charge incurred in connection with the rollover, acceleration or payout of Equity Interests held by management of BPR (or any direct or indirect parent company thereof), any BPR Property, any Management Company and/or any of their respective Subsidiaries, in each case under this clause (B), to the extent that any cash charge is funded with net cash proceeds contributed to relevant Person as a capital contribution or as a result of the sale or issuance of Qualified Equity Interests;

(k)

(A) Transaction Costs, (B) any charge incurred in connection with the consummation of any transaction (or any transaction proposed and not consummated), including (x) any issuance or offering of Equity Interests, any

Disposition, any recapitalization, any merger, consolidation or amalgamation, any option buyout or any incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction and/or (y) any Investment (including any acquisition) and/or “growth” Capital Expenditure, including, without limitation, integration expenses, over-time costs to service and re-brand acquired locations and properties, and any break-up fees and lost deposits in connection therewith, (C) the amount of any charge that is actually reimbursed or reimbursable by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance; provided that in respect of any charge that is added back in reliance on this clause (C), the relevant Person in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent any reimbursement amount is not actually received within such fiscal quarters, such reimbursement amount shall be deducted in calculating Adjusted EBITDA for such fiscal quarters) and (D) Public Company Costs;

(l)	the amount of any charge or deduction associated with any Restricted Subsidiary that is attributable to any non-controlling interest and/or minority interest of any third party;

(m)

the amount of management, monitoring, consulting, transaction and advisory fees and related expenses actually paid by or on behalf of, or accrued by, the relevant Person or any of its Restricted Subsidiaries or the BPR Property (A) the Sponsor or any Management Company (and/or any of their respective Affiliates) to the extent permitted under this Indenture and/or (B) prior to the Issue Date;

(n)

the amount of any charge incurred or accrued in connection with any single or one-time event, including, without limitation, in connection with (A) the Transactions and/or any Investment or Disposition (including, without limitation, legal, accounting and other professional fees and expenses incurred in connection with Investments and Dispositions) and/or (B) the closing, consolidation or reconfiguration of any facility or BPR Property during such period; and

(o)

extraordinary, unusual or non-recurring charges (which charges shall not be duplicative of items added back pursuant to clauses (a) through (n) above) (and minus extraordinary, unusual or non-recurring gains) including, without limitation, any such charges (or gains) related to (i) the sale of assets, (ii) foreign currency exchange rates, (iii) litigation and/or (iv) securities available-for-sale (but only where such security gain or loss is unrealized) and (v) the early extinguishment or forgiveness of debt; plus

(3)

to the extent not otherwise included in the determination of Net Income for such period, the amount of any proceeds of any business interruption insurance policy in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received during such period so long as the relevant Person in good faith expects to receive the same within the next four fiscal quarters; it being understood that to the extent such proceeds are not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Adjusted EBITDA for such fiscal quarters); plus

(4)

to the extent not included in Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Adjusted EBITDA for any previous period and not added back; plus

(5)

the amount of any pro forma “run-rate” expected cost savings, operating expense reductions, operational improvements and synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of the relevant Person) related to (A) the Transactions and (B) any Investment, Disposition, operating improvement, restructuring, cost savings initiative, any similar initiative and/or specified transaction (any such operating improvement, restructuring, cost savings initiative or similar initiative or specified transaction, a “Cost Saving Initiative”) in each case, prior to, on or after the Issue Date; provided that, in the case of this clause (B), such Expected Cost Savings are projected to be realized, and to result from actions that have been taken or committed to be taken with respect to which substantial steps have been taken or are expected to be taken, in each case, within 24 months after such Investment, Disposition or Cost Saving Initiative.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. No Person shall be an “Affiliate” of BPR or any Subsidiary thereof solely because it is an unrelated portfolio company of the Sponsor.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the Note; or

(2)	the excess of:

(a)

the present value at such redemption date of (i) the redemption price of the Note on the Initial Call Date, plus (ii) all required interest payments due on the Note through the Initial Call Date (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Applicable Refinancing Proceeds” means the proceeds of any Indebtedness incurred by a Property-Level Restricted Subsidiary after the Issue Date.

“Asset Sale” means any Disposition by BPR or any of its Restricted Subsidiaries (other than the sale, lease, conveyance or other disposition of all or substantially all of the assets of BPR and its Restricted Subsidiaries, taken as a whole, or of any of the Issuers (other than BPR) or any Guarantor, which shall be governed by the provisions of Section 4.14 and/or 5.01 hereof and not by the provisions of Section 4.09 hereof) of:

(1)	the Equity Interests and/or Joint Venture interests of any Property-Level Restricted Subsidiary;

(2)	all or substantially all of the assets of any Property-Level Restricted Subsidiary; or

(3)	any Real Estate Asset of such Person.

Notwithstanding the preceding, none of the following will be deemed to be an Asset Sale (in the case of clauses (b) through (q) below solely with respect to clause (3) above):

(a)	any Disposition with a Fair Market Value equal to or less than $25,000,000 (including pursuant to a Delaware LLC Division);

(b)

Dispositions to any other Person of Equity Interests of any REIT Subsidiary constituting preferred equity with a base liquidation preference of no more than $180,000 in the aggregate for any such REIT Subsidiary;

(c)	any Restricted Payment, Permitted Investment or Lien, in each case, to the extent permitted by this Indenture;

(d)	any Disposition by a Restricted Subsidiary to BPR or by BPR or a Restricted Subsidiary to another Restricted Subsidiary;

(e)	Dispositions of inventory, receivables (including any discount and/or forgiveness thereof), equipment and other current or immaterial assets;

(f)

Dispositions, to the extent required pursuant to the terms of any agreement with respect to a Joint Venture (including, but not limited to, buy/sell arrangements between joint venture or similar parties);

(g)	Dispositions of non-core assets (which may include Real Estate Assets) acquired in an acquisition or Investment that constituted a Permitted Investment;

(h)	leases and/or licenses of Real Estate Assets and assets related thereto (including, without limitation, intellectual property);

(i)	terminations of Derivatives Contracts;

(j)

any issuance or sale of Equity Interests in, or other securities of, an Unrestricted Subsidiary or any other disposition of such Unrestricted Subsidiary or any disposition of assets of such Unrestricted Subsidiary;

(k)

Dispositions of surplus, obsolete, used or worn out property or other property that, in the reasonable judgment of BPR, is (A) no longer useful in business of BPR or its Restricted Subsidiaries or (B) otherwise economically impracticable to maintain;

(l)	Dispositions of cash and/or Cash Equivalents and/or other assets that were Cash Equivalents when the relevant original Investment was made;

(m)

Dispositions to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(n)

(i) any termination of any lease in the ordinary course of business and (ii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business;

(o)	Dispositions of property subject to foreclosure, casualty, eminent domain or condemnation proceedings (including in lieu thereof or any similar proceeding);

(p)	Dispositions of Real Estate Assets and related assets in the ordinary course of business in connection with relocation activities; and

(q)	Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law.

“Banking Services” means each and any of the following bank services provided to the Issuers or any Guarantor: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and Deposit Accounts.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means: (i) with respect to a corporation, the board of directors of the corporation; (ii) with respect to a partnership, the board of directors of the general partner of the partnership; and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

“BPR Specified Equity Interests” means, collectively, the Series A Preferred Stock, the Class A Stock, the Class B Stock and the Class C Stock.

“BPR OP Specified Equity Interests” means, collectively, the Series B Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series G Preferred Stock, the Series K Preferred Stock, the Series L Preferred Stock and the Common Units.

“BPR Property” or “BPR Properties” means any asset owned, leased or operated by BPR or any of its Restricted Subsidiaries (whether a Wholly Owned Restricted Subsidiary or otherwise) or Joint Venture of BPR or any of its Restricted Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City.

“Capital Expenditures” means, with respect to BPR and its Restricted Subsidiaries and any BPR Property for any period, the aggregate amount, without duplication, of (a) all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) that would, in accordance with GAAP, be included as additions to property, plant and equipment, (b) other capital expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) that are reported in BPR’s consolidated statement of cash flows for such period and (c) other capital expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, including, without limitation, any capitalized bonus payment).

“Capital Lease” means any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person; provided that notwithstanding the foregoing, in no event will any lease that would have been categorized as an operating lease in accordance with GAAP as of the Issue Date be considered to be a Capital Lease for any purpose under this Indenture.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease; and, for the purposes of this Indenture, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of BPR that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means, as at any date of determination, any of the following:

(1)

marketable direct obligations issued by, or unconditionally guaranteed by, the U.S. government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

(2)

certificates of deposit, time deposits, eurodollar time deposits, bankers’ acceptances or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) having combined capital and surplus of not less than $500,000,000;

(3)

commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing one year or less from the date of acquisition;

(4)

repurchase obligations of any commercial bank satisfying the requirements of clause (2) of this definition, having a term of no more than 30 days with respect to securities issued or fully guaranteed or insured by the U.S. government;

(5)

securities with maturities of one year or less from the date of acquisition, issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(6)

securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (2) of this definition;

(7)	shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (1) through (6) of this definition; and

(8)	the equivalents of the foregoing in any jurisdiction in which any Restricted Subsidiary or Joint Venture of BPR is organized or doing business.

The term “Cash Equivalents” shall also include (x) Investments of the type and maturity described in clauses (1) through (7) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments that are analogous to the Investments described in clauses (1) through (7) and in this paragraph.

“Change of Control” means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of BPR and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d) of the Exchange Act), but excluding any employee benefit plan of BPR or any of its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than to one or more Permitted Holders; or (ii) the acquisition by any Person or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), but excluding (a) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator of any such plan and (b) any underwriter in connection with any offering of securities), other than to one or more Permitted Holders, of Equity Interests representing more than the greater of (x) 50% of the total voting power of all of the outstanding voting stock of BPR and (y) the percentage of the total voting power of all of the outstanding voting stock of BPR beneficially owned, directly or indirectly, by the Permitted Holders.

Notwithstanding the foregoing, a Person or “group” that is acquiring securities pursuant to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) shall not be deemed to be a beneficial owner of such securities until the consummation of the transactions contemplated by such agreement.

“Change of Control Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Class A Stock” means the Class A Stock, par value $0.01 per share, of BPR.

“Class B Stock” means the Class B Stock, par value $0.01 per share, of BPR.

“Class C Stock” means the Class C Stock, par value $0.01 per share, of BPR.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the assets of the Issuers and Guarantors securing payment of the Notes Obligations pursuant to the Security Documents.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as “Collateral Agent” under this Indenture and under the Security Documents to which it is a party, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Combined EBITDA” means, for any period, the sum, without duplication, of:

(1)	100% of the Adjusted EBITDA of any BPR Properties owned or leased by BPR and its Wholly Owned Restricted Subsidiaries for such period;

(2)

the portion of the Adjusted EBITDA of the BPR Properties owned or leased by any consolidated non-Wholly Owned Restricted Subsidiaries or Joint Ventures of BPR for such period allocable (based on economic share and not necessarily percentage ownership) to BPR and its Wholly Owned Restricted Subsidiaries; and

(3)	Adjusted EBITDA of each Issuer, each other Corporate Level Entity and each of the Management Companies for such period.

“Combined Recourse Indebtedness” means, without duplication, that portion of the Combined Total Indebtedness that is secured by a mortgage on real property of any Property-Level Restricted Subsidiary, the principal amount of which has been guaranteed by (or is otherwise recourse to) the Issuers or any Guarantor, only with respect to such amount that has been guaranteed, and excluding (i) any Indebtedness under the Secured Credit Documents (as defined in the Intercreditor Agreement) and any other Indebtedness of BPR and/or any direct or indirect Restricted Subsidiary of BPR (other than a Property-Level Restricted Subsidiary), (ii) any Indebtedness that is principally secured by real property which, for state or county mortgage recording tax or other tax planning purposes, is secured by an indemnity deed of trust or similar security instrument, (iii) any Indebtedness under the Term Loan Agreement and any refinancing or replacement thereof, (iv) any Indebtedness under any Parent Intercompany Loan made on the Issue Date and (v) customary “non-recourse carveout” guaranties, construction/development guarantees, interest and carry guarantees and market completion guarantees.

“Combined Total Indebtedness” means, as at any date of determination, the difference of (a) the sum of, without duplication, total Indebtedness (calculated at the outstanding principal amount based on the contract and not reflecting purchase accounting adjustments pursuant to GAAP) of BPR and its Restricted Subsidiaries and Joint Ventures (but, in the case of non-Wholly Owned Restricted Subsidiaries and Joint Ventures of BPR and its Wholly Owned Restricted Subsidiaries, only to the extent allocable (based on economic share and not necessarily percentage ownership) to BPR or its Wholly Owned Restricted Subsidiaries) other than intercompany indebtedness and Subordinated BPR Indebtedness minus (b) unrestricted cash and Cash Equivalents (and restricted cash and Cash Equivalents held as collateral in a bank or securities account by a lender, creditor or counterparty or any agent or trustee of any of the foregoing and which secures any Indebtedness of BPR and its Restricted Subsidiaries, but, in the case of non-Wholly Owned Restricted Subsidiaries and Joint Ventures of BPR and its Wholly Owned Restricted Subsidiaries, only to the extent allocable (based on economic share and not necessarily percentage ownership) to BPR or its Wholly Owned Restricted Subsidiaries) in each case as determined in accordance with GAAP, except as otherwise noted above with respect to the principal amount of Indebtedness and non-Wholly Owned Restricted Subsidiary and Joint Venture allocations.

“Commercial Tort Claim” has the meaning set forth in Article 9 of the UCC.

“Common Units” means all Units other than Preferred Units and LTIP Units.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Corporate Level Entity” means (i) BPR and (ii) any direct or indirect Restricted Subsidiary of BPR of which BPROP or any of the Guarantors is a direct or indirect Restricted Subsidiary.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 11.01 hereof or such other address as to which the Trustee may give notice to the Issuers.

“Credit Agreement Administrative Agent” means Wells Fargo Bank, National Association, as administrative agent under the Credit Facilities, or any successor thereto in such capacity, and any successor or other administrative agent (and their respective successors) under any Credit Facility.

“Credit Agreement Collateral Agent” means Wells Fargo Bank, National Association, as collateral agent under the Credit Facilities, or any successor thereto in such capacity, and any successor or other collateral agent (and their respective successors) under any Credit Facility.

“Credit Facilities” means the Credit Agreement dated as of August 24, 2018, among the Parent, BPR, BPROP, BPR Cumulus LLC, BPR Nimbus LLC, GGSI Sellco, LLC, GGPLP Real Estate 2010 Loan Pledgor Holding, LLC, GGPLPLLC 2010 Loan Pledgor Holding, LLC, GGPLP 2010 Loan Pledgor Holding, LLC and GGPLP L.L.C., as the borrowers, the lenders and the issuing banks party thereto, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and any other agent party thereto, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof and any indentures, credit facilities, commercial paper facilities or other indebtedness with banks or other institutional lenders or investors that extend, replace, refund, refinance, renew or defease any part of the loans, notes, other credit facilities or commitments thereunder or incurred as “incremental equivalent debt” or similar terms thereunder, including any such replacement, refunding or refinancing facility, or accordion or additional credit agreement, note purchase agreement or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.08 hereof).

“Credit Facilities Secured Parties” means the “Secured Parties” as defined under the Credit Facilities.

“Cumulative Net Income” means, for the period (taken as one accounting period) from January 1, 2018 to the end of the fiscal quarter most recently ended and for which internal financial statements are available, an amount (which shall not be less than zero) equal to the Net Income of BPR and its Restricted Subsidiaries and Joint Ventures, except, in the case of any non-Wholly Owned Restricted Subsidiary or Joint Venture, to the extent allocable (based on economic share and not necessarily percentage ownership) to BPR or any of its Wholly Owned Restricted Subsidiaries, excluding therefrom:

(1)

(i) charges or gains from debt restructuring or sales of assets and (ii) extraordinary, unusual or non-recurring charges or gains, including, without limitation, and any such charges or gains related to (A) foreign currency exchange rates, (B) litigation, (C) securities available-for-sale (but only where such security gain or loss is unrealized) and (D) the early extinguishment or forgiveness of debt;

(2)

all non-cash charges or other items (including the effects of purchase accounting) and items related to FAS 107 adjustments, FAS 141 adjustments, the straight lining of rents, tax stabilization adjustments, the amortization of non-cash interest expense and the amortization of market rate adjustments on any Indebtedness permitted to be incurred under this Indenture (provided that (x) to the extent that any such non-cash charge or item constitutes an accrual of or reserve for any potential cash item in any future period, (A) the relevant Person may elect not to add back such non-cash charge in the current period and (B) to the extent such Person elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be deducted in calculating Net Income) to such extent and (y) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period shall be excluded), and including, without limitation, depreciation, amortization, any impairment charge (including any charge relating to impairment of goodwill and other assets) and any asset write-off and/or write-down (in each case excluding any amortization of a prepaid cash charge that was paid in a prior period), and any non-cash charge incurred in connection with any management equity plan, profits interest, stock option plan or other management, employee benefit or pension plan or agreement, any stock subscription or shareholder agreement, any employee benefit trust, any employee benefit scheme or similar equity plan or agreement; and

(3)	the Net Income of any Unrestricted Subsidiary, whether or not distributed to BPR or one of its Subsidiaries or Joint Ventures.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Customary Permitted Encumbrances” means:

(1)

Liens in respect of taxes, assessments, utilities or governmental charges not more than 120 days overdue, or if more than 120 days overdue, (x) that are being contested in good faith and are subject to appropriate reserves to the extent required under GAAP, or otherwise that are being diligently remedied, (y) which consist of Liens on one or more Specified Properties or (z) which taxes, assessments, utilities or governmental charges do not exceed $125,000,000 in the aggregate;

(2)

statutory Liens of landlords, lessors, banks (and rights of set off), carriers, warehousemen, mechanics, repairmen, workmen, materialmen, suppliers or similar Liens in each case incurred in the ordinary course of business not more than 120 days overdue, or if more than 120 days overdue, that (x) are being contested in good faith and are subject to appropriate reserves to the extent required under GAAP, or otherwise that are being diligently remedied, (y) which consist of Liens on one or more Specified Properties or (z) the non-payment of which would not reasonably be expected to result in a material adverse effect on the business, operations or financial condition of BPR and its Restricted Subsidiaries, taken as a whole, or the ability of the Issuers and the Guarantors (taken as a whole) to perform their payment obligations under the applicable Note Documents;

(3)

Liens incurred in the ordinary course of business in connection with (x) workers’ compensation, unemployment insurance, or other types of social security or other social legislation or to secure the performance of tenders, statutory obligations, surety, appeal, bid, performance, return-of-money and similar bonds, bids, leases, governmental contracts, trade contracts, and other similar Obligations (exclusive of Obligations for the payment of borrowed money or Capital Leases), or (y) letters of credit or guarantees in respect of the foregoing items (including, without limitation, Liens or cash collateral provided in connection therewith);

(4)

easements, reciprocal easement agreements, rights of way, zoning restrictions, encroachments, outstanding mineral and royalty interests, minor defects or irregularities in title, licenses, reservations, covenants, building restrictions and other similar real property encumbrances, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of BPR or any of its Restricted Subsidiaries;

(5)	interest or title of a lessor or sublessor under any leases not prohibited under this Indenture;

(6)	Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases entered into in the ordinary course of business;

(7)

(i) any zoning or similar restriction or law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, (ii) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operation of such Person in the ordinary course of business and (iii) statutory Liens incurred, or pledges or deposits made, in each case in the ordinary course of business, in favor of a Governmental Authority to secure the performance of obligations of such Person under any environmental laws to which it is subject;

(8)

licenses of patents, copyrights, trademarks and other intellectual property rights granted by BPR or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of BPR or such Restricted Subsidiary;

(9)

Liens securing (i) Capital Leases and purchase money Indebtedness (provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness) and (ii) extensions, refinancings and replacements thereof (provided that individual financings otherwise permitted to be secured hereunder provided by one Person (or its Affiliates) may be cross collateralized to other such financings provided by such Person (or its Affiliates));

(10)

Liens on Equity Interests of BPR, any Subsidiary of BPR, or any Joint Venture, securing obligations arising in favor of other holders of Equity Interests of such Person pursuant to agreements governing such Person;

(11)	Liens securing judgments that do not constitute an Event of Default under clause (5) of the definition of “Event of Default”;

(12)

Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks in the ordinary course of business not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of BPR or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of BPR or any of its Restricted Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of BPR or any of its Restricted Subsidiaries in the ordinary course of business and (iv) attaching to brokerage accounts incurred in the ordinary course of business;

(13)	Liens in respect of leases, subleases, licenses, sublicenses or other occupancy agreements of property in the ordinary course of business;

(14)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15)	Liens securing Derivatives Contracts;

(16)

deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(17)

(i) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a transaction not prohibited under this Indenture to be applied against the purchase price for such transaction, (ii) Liens consisting of an agreement in respect of any Disposition not prohibited under this Indenture and (iii) earnest money deposits of cash or Cash Equivalents by BPR or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Indenture;

(18)

Liens deemed to exist in connection with repurchase agreements constituting Cash Equivalents; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(19)

Liens evidencing and/or securing any Municipal Financing; provided that to the extent such Municipal Financing constitutes Indebtedness, such Indebtedness is permitted to be incurred pursuant to Section 4.08 hereof;

(20)	Liens existing on the Issue Date;

(21)

subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other agreements, in each case with respect to property and entered into in the ordinary course of business;

(22)	Liens securing Obligations pursuant to the Credit Facilities; and

(23)	Liens on assets securing Indebtedness or other obligations in an aggregate amount not to exceed $187,500,000 at any time outstanding.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases and Decreases in the Global Note” attached thereto.

“Delaware LLC” means any limited liability company organized or formed under the laws of the state of Delaware.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument (within the meaning of the UCC).

“Depositary” means , with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Derivatives Contract” means an interest rate or currency swap, cap or collar agreement, foreign exchange agreement, commodity contract or similar arrangement entered into by BPR or any of its Restricted Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts.

“Description of Notes” means the “Description of the Notes” section of the Final Offering Memorandum.

“Designated Operational FX Hedge” means any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of the revenues, cash flows or other balance sheet items of BPR or any of its Restricted Subsidiaries and designated as a Designated Operational FX Hedge by BPR in a writing delivered to the Trustee.

“Disposition” or “Dispose” means the sale, lease, sublease, or other disposition of any property of any Person (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division); provided that the term “Disposition” shall not include issuances of Equity Interests of such Person.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for an Equity Interest which is not a Disqualified Equity Interest) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (in each case, other than (i) solely as a result of a change of control or asset sale, (ii) with respect to obligations existing on the Issue Date that any direct or indirect parent of such Person has the right (subject to satisfaction of applicable securities law requirements, including the filing of registration statements) to satisfy by delivery of any Equity Interests in such parent, (iii) with respect to obligations that any direct or indirect parent of such Person is given the right to satisfy by delivery of any Equity Interests in such parent and (iv) obligations to redeem trust preferred securities), in whole or in part, in each case prior to the date that is 91 days after the final maturity date of the Notes; provided that if such Equity Interest is issued to any plan for the benefit of employees of BPR or its direct or indirect Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations. For the avoidance of doubt, the Specified Equity Interests do not constitute Disqualified Equity Interests.

“Disregarded Domestic Subsidiary” means any direct or indirect Restricted Subsidiary of BPR (a) substantially all of the assets of which (whether owned directly or indirectly through one or more entities) consist of the Equity Interests (or Equity Interests and Indebtedness) of one or more Foreign Restricted Subsidiaries and/or (b) that is treated as a disregarded entity for U.S. federal income tax purposes.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Eligible Pledged Equity” means the Equity Interests of any Domestic Restricted Subsidiary that is a direct, Wholly Owned Restricted Subsidiary of any Issuer or Guarantor (a “Subject Subsidiary”), which Subject Subsidiary indirectly owns the Equity Interests of a Property-Level Restricted Subsidiary (or any parent thereof) that is not a party to any contract or Indebtedness (or Guarantee in respect thereof) permitted to be incurred pursuant to the Note Documents, the terms of which restrict or do not expressly permit a pledge of the Equity Interests of such Subject Subsidiary, or, in either case, would require an intercreditor agreement or subordination agreement to be entered into with respect to such pledge thereof.

“Equity Interest” means, with respect to any Person, any and all capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Equity Offering” means any issuance of Qualified Equity Interests of BPR or a direct or indirect parent company to the extent contributed in cash to BPR.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Collateral” means:

(1)	any Equity Interests that are not Eligible Pledged Equity;

(2)

any property or asset of any direct or indirect Restricted Subsidiary of BPR to the extent that such Restricted Subsidiary (or any of its direct or indirect Subsidiaries) is a party to any contract or Indebtedness (or Guarantee in respect thereof) permitted to be incurred pursuant to the Note Documents, the terms of which restrict or do not expressly permit a Lien to be granted on such property or assets securing the Note Documents, or, to the extent permitted, would require an intercreditor agreement or a subordination agreement to be entered into with respect to such Liens;

(3)

interests in Joint Ventures and non-Wholly Owned Restricted Subsidiaries (i) which cannot be pledged without the consent of one or more third parties other than the Issuers or any of their Wholly Owned Restricted Subsidiaries (after giving effect to any applicable anti-assignment provision of the UCC or other Requirements of Law) and/or (ii) the pledge of which could give rise to a “right of first refusal,” a “right of first offer” or a similar right that may be exercised by any third party other than the Issuers or any of their Wholly Owned Restricted Subsidiaries;

(4)

the Equity Interests of any (i) Captive Insurance Subsidiary, (ii) not-for-profit Restricted Subsidiaries, (iii) special purpose entities used for permitted securitization facilities, (iv) Immaterial Subsidiaries, (v) Person that is not a Subsidiary which, if a Subsidiary, would constitute an Immaterial Subsidiary and/or (vi) GGPLP Prime LLC and GGPLP Real Estate LLC;

(5)	any Margin Stock;

(6)

any asset, the grant or perfection of a security interest in which would result in material adverse tax consequences to BPR or any of its Restricted Subsidiaries as reasonably determined by BPR, including, without limitation, as a result of the operation of Section 956 of the Code;

(7)

any intent-to-use (or similar) Trademark application prior to the filing and acceptance of a “Statement of Use,” “Declaration of Use,” “Amendment to Allege Use” or similar notice and/or filing with respect thereto, only to the extent, if any, that, and solely during the period if any, in which the grant of a security interest therein may impair the validity or enforceability of such intent-to-use Trademark application under Requirements of Law;

(8)	any Commercial Tort Claim;

(9)

any cash or Cash Equivalents maintained in or credited to any Deposit Account or securities account that are comprised of (a) funds specifically and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of employees of BPR or any of its Restricted Subsidiaries, (b) funds specifically and exclusively used or to be used to pay all Taxes required to be collected, remitted or withheld (including withholding Taxes (including the employer’s share thereof)) and (c) any other funds which BPR or any of its Restricted Subsidiaries are permitted or otherwise not prohibited by the terms of this Indenture to hold as an escrow or fiduciary for the benefit of another Person;

(10)

any lease, license or agreement or any asset subject to a purchase money security interest, Capital Lease or similar arrangement that is, in each case, permitted by this Indenture to the extent that the grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, Capital Lease or similar arrangement or trigger a right of termination in favor of any other party thereto (other than the Issuers or any of their Wholly Owned Restricted Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or any other Requirements of Law;

(11)	any asset, the grant or perfection of a security interest in which would be prohibited by applicable Requirements of Law;

(12)

any asset the grant of a security interest in which would (i) be prohibited by any enforceable anti-assignment provision set forth in any contract that is permitted or otherwise not prohibited by the terms of this Indenture, (ii) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Indenture, (iii) require any governmental consent, approval, license or authorization that has not been obtained (in the case of clauses (i) and (ii) above and this clause (iii), after giving effect to any applicable anti-assignment provision of the UCC or other Requirements of Law) or (iv) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Indenture pursuant to any “change of control” or similar provision; it being understood that the term “Excluded Collateral” shall not include proceeds or receivables arising out of any contract described in this clause (12) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or any other Requirements of Law notwithstanding the relevant prohibition, violation or termination right;

(13)

any Equity Interests of a Disregarded Domestic Subsidiary, Foreign Restricted Subsidiary, Unrestricted Subsidiary or direct or indirect Subsidiary of a Disregarded Domestic Subsidiary or Foreign Restricted Subsidiary or Unrestricted Subsidiary; provided that, notwithstanding the foregoing, 65.0% of the voting Equity Interests and 100% of the non-voting Equity Interests of a Disregarded Domestic Subsidiary or Foreign Restricted Subsidiary owned directly by an Issuer or any Guarantor may be pledged and constitute Collateral;

(14)

any assets of any (i) Disregarded Domestic Subsidiary, (ii) Foreign Restricted Subsidiary, (iii) direct or indirect Subsidiary of a Disregarded Domestic Subsidiary or Foreign Restricted Subsidiary, (iv) REIT Subsidiary (including for this purpose any direct or indirect Restricted Subsidiary of BPR that is a REIT), (v) any direct or indirect Restricted Subsidiary of a REIT Subsidiary provided for in clause (iv) and/or (vi) any Unrestricted Subsidiary;

(15)	any Real Estate Asset (whether owned or leased); and

(16)

any asset with respect to which BPR has reasonably determined that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Subsidiary of BPR to conduct its operations and business in the ordinary course of its business) of obtaining or perfecting a security interest therein outweighs the benefit of a security interest to the Holder afforded thereby, which determination is evidenced by an officers’ certificate provided to the Trustee on which the Trustee may conclusively rely without further inquiry or investigation.

Notwithstanding the above and subject to certain limitations and exceptions set forth in the Intercreditor Agreement and subject to any requirement to obtain the consent of a third party or to notify a third party, if following the Issue Date any Issuer or Guarantor creates any security interest upon any property or asset to secure any First Lien Obligations, it must concurrently grant a first-priority perfected security interest (subject to Permitted Liens) upon such property or asset as security for the Notes and the Note Guarantees regardless of whether that property or asset would otherwise constitute Excluded Collateral.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as reasonably determined by the Person making a Disposition or other determination of Fair Market Value. Fair Market Value shall be determined by the Board of Directors of BPR acting reasonably and in good faith.

“Final Offering Memorandum” means the final offering memorandum related to the offering of the Notes, dated April 26, 2019.

“First Lien Debt” means:

(1)	the Notes issued on the Issue Date and the Note Guarantees thereof;

(2)

Indebtedness of the Issuers and the Guarantors under the Credit Facilities (including letters of credit (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof) and reimbursement obligations with respect thereto) that is subject to the Intercreditor Agreement and permitted to be incurred and secured under each applicable Secured Credit Document (as defined in the Intercreditor Agreement); and

(3)	any Additional First Lien Obligations (as defined in the Intercreditor Agreement).

“First Lien Obligations” means the Notes Obligations, Obligations under the Credit Facilities and all other Obligations secured by Collateral on a pari passu basis with the Notes pursuant to the Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of Combined EBITDA for the four fiscal quarter period then most recently ended and for which internal financial statements are available, to Fixed Charges for such period.

“Fixed Charges” means, for any period and solely with respect to BPR and its Restricted Subsidiaries and Joint Ventures (but in the case of non-Wholly Owned Restricted Subsidiaries and Joint Ventures of BPR and its Wholly Owned Restricted Subsidiaries, only to the extent allocable (based on economic share and not necessarily percentage ownership) to BPR or its Wholly Owned Restricted Subsidiaries), the sum of:

(1)	regularly scheduled cash payments of principal of Indebtedness for borrowed money of such Persons (other than any balloon payments); plus

(2)	Interest Expense of such Persons (minus interest income for such period); plus

(3)	payments of dividends in cash in respect of Disqualified Equity Interests of BPR; plus

(4)

to the extent not otherwise included in Interest Expense, dividends and other distributions paid in cash during such period by BPR with respect to preferred stock or preferred operating units (excluding, for the avoidance of doubt, the Specified Equity Interests (other than the Series A Preferred Stock)).

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Parent or BPR that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, as in effect and applicable to the accounting period in respect of which reference to GAAP is made. All terms of an accounting or financial nature used in this Indenture shall be construed, and all computations of amounts and ratios referred to in this Indenture shall be made, without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the BPR or any subsidiary at “fair value,” as defined therein and (B) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Notwithstanding anything to the contrary contained in this Indenture, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the Issue Date) that would constitute Capital Leases in conformity with GAAP on the Issue Date shall be considered Capital Leases, and all calculations and deliverables under this Indenture shall be made or delivered, as applicable, in accordance therewith. If any amendments are made to the Credit Facilities with the consent of the Credit Agreement Administrative Agent (and not including any amendments that were obtained with the consent or waiver of the lenders thereunder) pursuant to Section 1.04 thereof (as in effect on the Issue Date), the Issuers, the Guarantors and the Trustee shall enter into a supplemental indenture giving effect to corresponding amendments to this Indenture.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Increases and Decreases in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4) or 2.06(d)(2) hereof.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and for the payment of which the United States pledges its full faith and credit.

“Grantor” means each Issuer and each Guarantor.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments) for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means:

(1)	each Subsidiary of BPR that executed this Indenture on the Issue Date (other than the Issuers); and

(2)	any other Restricted Subsidiary of BPR that becomes a Guarantor in accordance with the provisions of this Indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedge Agreement” means any agreement with respect to any Derivatives Contract between BPR or any of its Restricted Subsidiaries and any other Person.

“HoldCos” means, collectively, the Parent, BPY Retail V LLC, Brookfield BPY Retail Holdings II Subco LLC, Brookfield Retail Mall LLC, New GGP Warrants LLC, BW Purchaser, LLC, Brookfield Retail Holdings Warrants LLC and BPR FIN SUBCO LLC.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002, as in effect from time to time, to the extent applicable to the relevant financial statements.

“Immaterial Subsidiaries” means, at any time, Restricted Subsidiaries that, on a consolidated basis with their respective Restricted Subsidiaries and treated as if all such Restricted Subsidiaries and their respective Restricted Subsidiaries were combined and consolidated as a single Restricted Subsidiary, have an aggregate net equity value of $1,000,000,000 or less.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person at any date, without duplication:

(1)	all indebtedness of such Person for borrowed money;

(2)

all Obligations of such Person for the deferred purchase price of property or services (other than (i) deferred compensation to officers and employees, (ii) trade payables and accrued expenses incurred by such Person in the ordinary course of business (including on an inter-company basis), (iii) any earn out obligation or purchase price adjustment until such Obligation (A) becomes a liability on the balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP and (B) has not been paid within 30 days after becoming due and payable, (iv) any such obligations incurred under ERISA and (v) liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of incurrence of the Obligation in respect thereof or (B) evidenced by a note or similar written instrument, and only to the extent such Obligations constitute indebtedness for purposes of GAAP;

(3)	all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(4)	all Capitalized Lease Obligations of such Person;

(5)	all Obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities;

(6)	all Obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interest of such Person;

(7)	all contingent obligations of such Person in respect of the foregoing clauses (1) through (6);

(8)

all Obligations of the kind referred to in clauses (1) through (7) above secured by any Lien on property owned by such Person, whether or not such Person has assumed or become liable for the payment of such Obligation (but excluding Liens for taxes not overdue by more than 30 days or that are being contested in good faith); and

(9)	for the purposes of an Event of Default only, the net Obligations of such Person in respect of Derivatives Contracts.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

The amount of any Indebtedness under clause (9) above shall be limited to the lesser of the amount of such Indebtedness or the Fair Market Value of the assets securing such Indebtedness, as reasonably determined by BPR. For the avoidance of doubt, the Specified Equity Interests do not constitute Indebtedness so long as no amendment or waiver to the documentation governing the Specified Equity Interests modifies the terms thereof in such a manner that causes the Specified Equity Interests to qualify as Disqualified Equity Interests.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Call Date” means May 15, 2022.

“Initial Notes” means the Notes issued under this Indenture on the Issue Date.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.

“Intercreditor Agreement” means the First Lien Intercreditor Agreement to be entered into on the Issue Date, among the Issuers, the Guarantors, the Credit Agreement Collateral Agent and the Collateral Agent, as representative of the Holders (as amended or modified in accordance with the terms of this Indenture and the Intercreditor Agreement).

“Interest Expense” means, for any period, total interest expense (including (a) that portion attributable to Capital Leases in accordance with GAAP, (b) commissions, discounts, and other fees and charges owed with respect to letters of credit and (c) net costs under Derivatives Contracts, including any termination fee or payment thereunder (provided that, notwithstanding the treatment of such fees or payments under GAAP, such termination fee or payment shall be amortized on a straight-line basis over the remaining term of the applicable terminated Derivatives Contracts)) of BPR and its Restricted Subsidiaries and Joint Ventures (but, in the case of non-Wholly Owned Restricted Subsidiaries and Joint Ventures of BPR and its Wholly Owned Restricted Subsidiaries, only to the extent allocable (based on economic share and not necessarily the percentage ownership) to BPR or its Wholly Owned Restricted Subsidiaries), but excluding, however, (i) any amount not payable in cash, (ii) one-time payments, (iii) original issue discount, (iv) fees and expenses paid in connection with (A) any Investment, Indebtedness, merger, consolidation, dissolution, liquidation, or Disposition permitted by this Indenture or (B) issuance of Equity Interests, in each case whether or not consummated, (v) any default interest, make-whole or similar payments, (vi) costs associated with obtaining, or breakage costs in respect of Derivatives Contracts and (vii) amortization of deferred financing costs.

“Investment” means, as to any Person, (a) any purchase or other acquisition by such Person of a beneficial interest in any Equity Interest of any other Person (other than of an Issuer or a Guarantor) (including, without limitation, any such purchase or acquisition in connection with a Delaware LLC Division); and (b) any loan or advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, loans and advances to directors, officers, or employees and similar items made or incurred in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness owing to such Person arising from a sale of property by such Person other than in the ordinary course of its business. The amount of any Investment of the type described in clauses (a) and (b) shall be the original cost of such Investment, plus the cost of all additions thereto, minus repayment of or returns on such Investment, but without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. Notwithstanding the foregoing, Investments shall not include any promissory note received in connection with a Disposition.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means May 1, 2019.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Junior Subordinated Notes” means BPROP’s Junior Subordinated Notes due 2036 issued under an Indenture dated as of February 24, 2006 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), between BPROP and La Salle Bank National Association, as trustee.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall an operating lease be deemed to constitute a Lien.

“LTIP Units” has the meaning assigned to such term in BPROP’s Fifth Amended and Restated Agreement of Limited Partnership.

“Management Companies” means General Growth Management, Inc., a Delaware corporation, and Brookfield Properties Retail Inc., a Delaware corporation, and any successors or assigns of the foregoing that are Affiliates of BPR.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Master Services Agreement” means the Master Services Agreement, dated as of August 27, 2018, among BPR, Brookfield Asset Management Inc. and the other parties thereto.

“Material REIT Subsidiary” means a Material Subsidiary that is a REIT (other than any Subsidiary all or substantially all of whose assets are comprise Specified Properties or Equity Interests of a Person all or substantially all of whose assets comprise any Specified Property).

“Material Subsidiary” means each Subsidiary of BPR that is not an Immaterial Subsidiary.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of March 26, 2018 as amended by the amendment thereto dated June 25, 2018, by and among BPR, BPY and Goldfinch Merger Sub Corp, as in effect on the Issue Date.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Mortgage Loans” means all loans acquired or originated by BPR or any of its Restricted Subsidiaries secured by mortgages or deeds of trust on properties that are not owned by BPR or any of its Restricted Subsidiaries.

“Municipal Financing” means any tax increment financings, sales or real estate tax rebates, payment in lieu of taxes (PILOTs), special improvement districts, financings funded by the issuance of bonds or other negotiable instruments sponsored or issued by a Governmental Authority or quasi-Governmental Authority, financings related to on-site or off-site infrastructure or public works or any other financing arrangements for which BPR or any of its Restricted Subsidiaries is an obligor and a Governmental Authority or quasi-Governmental Authority is the obligee.

“Net Income” means, with respect to any Person or BPR Property (each, a “Subject Person”), an amount equal to net income, determined in accordance with GAAP, but excluding (without duplication):

(1)

(i) the income of any Person (other than of the Subject Person or any of its Restricted Subsidiaries) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, except to the extent allocable (based on economic share and not necessarily percentage ownership) to such Subject Person or any of its Restricted Subsidiaries (including to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash (or to the extent converted into cash)) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period or (ii) the loss of any Person (other than the Subject Person or any of its Restricted Subsidiaries) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has a joint interest, other than to the extent that the Subject Person or any of its Restricted Subsidiaries has contributed cash or Cash Equivalents to such Person in respect of such loss during such period;

(2)

any charge that is established, adjusted and/or incurred, as applicable, within 12 months of August 24, 2018, that is required to be established, adjusted or incurred, as applicable, as a result of the Transactions in accordance with GAAP;

(3)

(A) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its Restricted Subsidiaries) in component amounts required or permitted by GAAP (including, without limitation, in the inventory, property and equipment, lease, software, goodwill, intangible asset, in-process research and development, deferred revenue, advanced billing and debt line items thereof), resulting from the application of purchase accounting or the acquisition method of accounting in relation to the Transactions or any consummated acquisition or similar Investment or recapitalization accounting or the amortization or write-off of any amounts thereof, net of taxes and/or (B) the cumulative effect of any change in accounting principles (effected by way of either a cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and/or any change resulting from the adoption or modification of accounting principles and/or policies in accordance with GAAP;

(4)

(i) any realized or unrealized gain or loss in respect of (x) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging and (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Hedge Agreements for currency exchange risk associated with the foregoing or any other currency related risk and any gain or loss resulting from intercompany Indebtedness); provided that, notwithstanding anything to the contrary herein, realized gains and losses in respect of any Designated Operational FX Hedge shall be included in the calculation of Net Income; and

(5)	any deferred tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item.

“Net Insurance/Condemnation Proceeds” means an amount equal to:

(1)

any cash payment or proceeds (including Cash Equivalents) received by BPR or any of its Restricted Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder of any assets of BPR or any of its Restricted Subsidiaries or (ii) as a result of the taking of any assets of BPR or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation, expropriation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking; minus

(2)

(i) any actual out-of-pocket costs incurred by BPR or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of BPR or the relevant Restricted Subsidiary in respect thereof, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than any Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Note Obligations) that is secured by a Lien on the assets in question and that is required to be repaid or otherwise comes due under the terms thereof as a result of such loss, taking or sale, (iii) in the case of a taking, the reasonable out-of-pocket costs of putting any affected property in a safe and secure position, (iv) any selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and BPR’s good faith estimate of (I) income (however denominated), gross receipts, or franchise Taxes paid or payable by the Issuers, a Guarantor or any of their respective Subsidiaries (including pursuant to Tax sharing arrangements or any Tax distribution) and (II) any amounts to be distributed pursuant to Section 4.07(b)(3) hereof) in order to avoid entity level Taxes in connection with any sale or taking of such assets as described in clause (1) of this definition and (v) any amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustments associated with any sale or taking of such assets as referred to in clause (1) of this definition (provided that to the extent and at the time any such amounts are released from such reserve (other than in connection with a payment in respect of such liability), such amounts shall constitute Net Insurance/Condemnation Proceeds).

“Net Operating Income” means for any property:

(1)

the sum of rents and other revenues received in the ordinary course from such property (including proceeds of rent loss or business interruption insurance), proceeds and other income received from such property, including all pass-through reimbursables (to the extent the expense being reimbursed is included as an expense in clause (2) below) and percentage rent (but excluding security or other deposits, except to the extent applied in satisfaction of tenants’ obligations for rent or other payments due) during the determination period; less

(2)

an amount equal to all costs and expenses (excluding (i) the payment or provision for interest expense, and debt service charges; (ii) income taxes (including any franchise taxes or other similar taxes based on income, profits or capital); (iii) any expenditures that are capitalized in accordance with GAAP; (iv) losses and expenses to the extent covered by third-party insurance that has actually been reimbursed or otherwise paid in the applicable period or that BPR reasonably determines will be reimbursed or paid by the applicable insurance carrier and so long as the applicable insurance carrier has been notified in writing of such loss or expense and not denied coverage therefor; (v) expenses relating to the relocation of customers as a result of any casualty or condemnation event or temporary shutdown, in whole or in part, of any applicable property; (vi) acquisition costs for consummated acquisitions; (vii) allocations of general overhead expenses; and (viii) depreciation, amortization and other non-cash expenses), in each case incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such property during the applicable determination period; provided that the amount for the expenses for the management of a property included in clause (2) above shall be set at 3% of the amount provided in clause (1) above.

Net Operating Income shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication), in the case of non-Wholly Owned Restricted Subsidiaries and Joint Ventures of BPR and its Wholly Owned Restricted Subsidiaries, to the extent allocable (based on economic share and not necessarily percentage ownership) to BPR and its Wholly Owned Restricted Subsidiaries.

“Net Proceeds” means with respect to any Asset Sale, the cash proceeds (including Cash Equivalents and cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling costs and out-of-pocket expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar Taxes and BPR’s good faith estimate of (I) income (however, denominated), gross receipts, and franchise Taxes paid or payable by the Issuers, a Guarantor or any of their respective Restricted Subsidiaries or Joint Ventures (including pursuant to Tax sharing arrangements or any Tax distributions) and (II) any amounts to be distributed pursuant to Section 4.07(b)(2) hereof in order to avoid entity level Taxes in connection with such Disposition), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Disposition (provided that to the extent and at the time any such amounts are released from such reserve (other than in connection with a payment in respect of such liability), such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness (other than Nonrecourse Indebtedness secured by a Lien on the Collateral that is pari passu with or expressly subordinated to the Lien on the Collateral securing the Note Obligations) which is secured by the asset sold in such Disposition or which is required to be repaid or otherwise comes due as a result of such Disposition and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset) and (iv) Cash escrows (until released from escrow to BPR or any of its Restricted Subsidiaries) from the sale price for such Disposition.

“Nonrecourse Indebtedness” means, with respect to a Person:

(1)

Indebtedness in respect of which recourse for payment (except for customary exceptions for construction/development guarantees, interest and carry guarantees, market completion guarantees, fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness;

(2)	if such Person is a Single Asset Entity, any secured Indebtedness of such Person (other than Indebtedness described in the immediately following clause (3)); or

(3)

if such Person is a Single Asset Holding Company, any Indebtedness of such Single Asset Holding Company, including mezzanine (or other subordinated) Indebtedness and other Indebtedness, resulting from a guarantee of, or Lien securing, Indebtedness of a Single Asset Entity that is a subsidiary of such Single Asset Holding Company, so long as, in the case of this clause (3), either (i) recourse for payment of such Indebtedness

(except for customary exceptions for construction/development guarantees, interest and carry guarantees, market completion guarantees, fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to the Equity Interests held by such Single Asset Holding Company in such Single Asset Entity or (ii) such Single Asset Holding Company has no assets other than Equity Interests in such Single Asset Entity, cash, Cash Equivalents and other assets of nominal value incidental to the ownership of such Single Asset Entity.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Documents” means this Indenture, the Notes, the Note Guarantees and the Security Documents.

“Note Guarantee” means the Guarantee by each Guarantor of the Issuers’ Obligations under this Indenture and the Notes.

“Notes” means, collectively, the Initial Notes and the Additional Notes. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Obligations” means all Obligations of the Issuers and the Guarantors under the Note Documents.

“Obligations” means all obligations for principal, premium (if any), interest, penalties, fees, indemnifications, reimbursements, damages, liabilities and other amounts payable under the documentation entered into with respect to any Indebtedness.

“Occupancy Rate” means, with respect to a BPR Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such BPR Property actually occupied by tenants paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no monetary default has occurred and has continued unremedied for 30 or more days to (b) the aggregate net rentable square footage of such BPR Property. For purposes of this definition, a tenant shall be deemed to actually occupy a BPR Property if (i) they do not actually occupy such BPR Property primarily as a result of a temporary cessation of operations for renovation, repairs or other temporary reason (including for the purpose of completing tenant build out) or (ii) if such tenant is scheduled to be open for business within 90 days of such date.

“Officer” means, with respect to any Person (other than the Trustee), the chief executive officer, the president, the chief financial officer, the treasurer, any assistant treasurer, any executive vice president, any senior vice president, any vice president or the chief operating officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Indenture.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by two Officers of such Person, one of whom must be the chief executive officer, the chief financial officer, the secretary or the treasurer of such Person, that meets the requirements of Sections 11.02 and 11.03 hereof. Unless the context requires otherwise, an Officers’ Certificate shall be an Officers’ Certificate of BPR.

“Opinion of Counsel” means an opinion from legal counsel (who is reasonably acceptable to the Trustee) that meets the requirements of Section 11.03 hereof. The counsel may be an employee of, or counsel to, BPR or any of its Subsidiaries.

“Parent” means Brookfield Retail Holdings VII Sub 3 LLC, a Delaware limited liability company.

“Parent Agreement” means the Parent Agreement, dated as of the Issue Date, between the Parent and the Trustee (as amended, restated, supplemented or otherwise modified from time to time).

“Parent Intercompany Loan” means any intercompany loan or advance made by an Issuer or any Guarantor to the Parent, the proceeds of which shall be used to pay interest, principal and any other Obligations owing in respect of the Credit Facilities.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Holders” means (a) the Sponsor and (b) one or more Persons with which the Sponsor forms a “group” (within the meaning of Section 14(d) of the Exchange Act), so long as, in the case of this clause (b), the Sponsor beneficially owns more than 50% of the relevant voting stock beneficially owned by such group. Any Person or “group” (as defined above) whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the terms of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)	Indebtedness under the Notes issued on the Issue Date;

(2)	Indebtedness of BPR or any of its Restricted Subsidiaries incurred pursuant to the Credit Facilities in an aggregate principal amount at any time outstanding not to exceed $6,900,000,000 less:

(a)

the amount of all mandatory principal payments actually made by BPR or any such Restricted Subsidiary since the Issue Date with the Net Proceeds of an Asset Sale in respect of term loans under the Credit Facilities (excluding any such payments to the extent refinanced at the time of payment); and

(b)	any repayments, refinancing or repurchase of term loan borrowings under the Credit Facilities with the proceeds of Applicable Refinancing Proceeds;

(3)	Indebtedness of BPR or any of its Restricted Subsidiaries in existence, or pursuant to commitments existing, on the Issue Date, excluding Indebtedness described in clauses (1) and (2) above;

(4)	Combined Recourse Indebtedness in an aggregate amount not to exceed 15.0% of Value at the time of incurrence (after giving effect to such incurrence) of such Combined Recourse Indebtedness;

(5)

any Indebtedness refinancing, refunding or replacing any Indebtedness incurred pursuant to Section 4.08 hereof (other than Permitted Indebtedness) or pursuant to clauses (1) through (14) of this definition (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by (A) an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts and other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, (B) an amount equal to any existing commitments unutilized thereunder and (C) additional amounts permitted to be incurred pursuant to Section 4.08 hereof or pursuant to any Permitted Indebtedness;

(6)	Indebtedness of BPR or any of its Restricted Subsidiaries under Hedge Agreements;

(7)

the incurrence by BPR or any of its Restricted Subsidiaries of intercompany Indebtedness between or among BPR and any such Restricted Subsidiaries; provided, however, that if the payee is not an Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated in right of payment to the Notes and Note Guarantees;

(8)

Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition, any acquisition (including acquisitions consummated prior to the Issue Date) or any other purchase of assets or Equity Interests, and Indebtedness arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of BPR or any of its Restricted Subsidiaries pursuant to any such agreement;

(9)	Subordinated BPR Indebtedness;

(10)	Indebtedness in respect of Banking Services and incentive, supplier finance or similar programs;

(11)

Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits;

(12)

unsecured Indebtedness consisting of promissory notes issued by BPR or any of its Restricted Subsidiaries to any direct or indirect stockholder of the Parent or any of its direct or indirect parents and any current or former director, officer, employee, member of management, manager or consultant of BPR or any of its Restricted Subsidiaries (or their respective Immediate Family Members) to finance the purchase or redemption of the Equity Interests of BPR or any of its direct or indirect parents, to the extent permitted pursuant to the CNI Restricted Payments Basket;

(13)

Indebtedness representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers, and consultants of BPR or any of its Restricted Subsidiaries in the ordinary course of business and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any acquisition or other Investment permitted under this Indenture; and

(14)	Indebtedness (to the extent not permitted pursuant to clauses (1) through (13) above) in an aggregate principal amount not to exceed $187,500,000 at any time outstanding.

For purposes of determining compliance with Section 4.08 hereof, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to Section 4.08, the Issuers may, in their sole discretion, divide and classify (or later redivide and reclassify) such item of Indebtedness in any manner that complies with Section 4.08. Accrual of interest, accrual of dividends, accretion of accreted value, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Equity Interest in the form of additional shares of the same class of Disqualified Equity Interests or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity Interests for purposes of Section 4.08 hereof.

“Permitted Investments” means:

(1)

Investments in Wholly Owned Raw Land; provided, however, that no Wholly Owned Raw Land shall be acquired if the Value represented by such Investment, together with all Wholly Owned Raw Land then owned by BPR and its Subsidiaries, exceeds 5.0% of Value (including such Wholly Owned Raw Land);

(2)

Investments in individual BPR Properties; provided, however, that no individual BPR Property or Equity Interests in a Person owning an individual BPR Property shall be acquired if the Value represented by such Investment exceeds 25.0% of Value (including such BPR Property);

(3)

Investments in Equity Interests of Joint Ventures in which neither BPR nor any of its Wholly Owned Restricted Subsidiaries is a general partner, co-managing member or managing member; provided, however, that no such Equity Interests shall be acquired if the Value of such Investment, together with all other such Equity Interests then owned by BPR and its Restricted Subsidiaries that is acquired after the Issue Date exceeds 10.0% of Value (including such Equity Interests);

(4)

Investments in Real Property Under Construction; provided that the Value of all Real Property Under Construction shall not, at any given time, exceed 15.0% of Value (including such Real Property Under Construction);

(5)

Investments in first lien priority Mortgage Loans and real estate mezzanine loans and other similar subordinated debt financing instruments acquired or originated by BPR and its Restricted Subsidiaries; provided that the Value of all such Mortgage Loans and real estate mezzanine loans and other similar subordinated debt financing instruments shall not exceed 5.0% of Value;

(6)	any Investment reasonably required in the minimum amount necessary for BPR and each of its REIT Subsidiaries to maintain its qualification as a REIT; and

(7)

any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under this Indenture.

“Permitted Liens” means, with respect to any Person:

(1)	Liens created under this Indenture or any Security Documents securing the Notes Obligations;

(2)	Liens securing Obligations pursuant to the Credit Facilities;

(3)	Liens securing Indebtedness permitted under Section 4.08 hereof or pursuant to any Permitted Indebtedness; provided that for any such Indebtedness secured by Liens on the

Collateral, (i) such Liens may, at the option of BPR, rank equally and ratably with or junior (but may not be senior to) to the Liens securing the Notes Obligations, (ii) such Liens are subject to the Intercreditor Agreement or another intercreditor agreement to which the Collateral Agent is a party, (iii) such Indebtedness is not secured by a Lien on any assets that do not constitute Collateral and (iv) such Indebtedness is not guaranteed by Persons that are not Issuers or Guarantors;

(4)	Liens securing Capitalized Lease Obligations; and

(5)	Customary Permitted Encumbrances.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Preferred Units” means the series of preferred units of limited partnership interest in BPROP that are established and issued from time to time in accordance with the terms of BPROP’s Fifth Amended and Restated Agreement of Limited Partnership.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Basis” or “pro forma effect” means, with respect to any determination of the Total Net Indebtedness to Value Ratio, the Fixed Charge Coverage Ratio, Value, Combined Recourse Indebtedness, Combined EBITDA or Cumulative Net Income (including component definitions thereof), that each applicable transaction shall be deemed to have occurred as of the first day of the applicable period with respect to any test or covenant for which such calculation is being made and that:

(1)

(a) in the case of (i) any Disposition of all or substantially all of the Equity Interests of any Restricted Subsidiary of BPR, or any division and/or product line of BPR or any of its Restricted Subsidiaries, and (ii) the implementation of any Cost Saving Initiative, income statement items (whether positive or negative and including any Expected Cost Savings) attributable to the property or Person subject to such transaction, shall be excluded as of the first day of the applicable period with respect to any test or covenant for which the relevant determination is being made; and (b) in the case of any Investment, income statement items (whether positive or negative) attributable to the property or Person subject to such Investment shall be included as of the first day of the applicable period with respect to any test or covenant for which the relevant determination is being made; it being understood that any pro forma adjustment described in the definition of “Adjusted EBITDA” may be applied to any such test or covenant solely to the extent that such adjustment is consistent with the definition of “Adjusted EBITDA”;

(2)

any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable period with respect to any test or covenant for which the relevant determination is being made;

(3)

any Indebtedness incurred by BPR or any of its Restricted Subsidiaries in connection therewith shall be deemed to have occurred as of the first day of the applicable period with respect to any test or covenant for which the relevant determination is being made; provided that (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligation with respect to any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by BPR to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by BPR; and

(4)

the acquisition of any asset included in calculating Value, whether pursuant to any transaction or any Person becoming a subsidiary or merging, amalgamating or consolidating with or into BPR or any of its Restricted Subsidiaries, or the Disposition of any asset included in calculating Value shall be deemed to have occurred as of the last day of the applicable period with respect to any test or covenant for which such calculation is being made.

“Property-Level Restricted Subsidiary” means:

(1)

any direct or indirect Restricted Subsidiary of BPR that holds a fee or leasehold interest in any building (or group of related buildings, including, without limitation, buildings pooled for purposes of a Nonrecourse Indebtedness financing) or parcel (or group of related parcels including, without limitation, parcels pooled for purposes of a Nonrecourse Indebtedness financing) of real property and related assets (any such subsidiary, a “Property Owner”); and

(2)

any other direct or indirect Restricted Subsidiary of BPR that holds a direct ownership interest in a Property Owner and does not otherwise own an interest in a Restricted Subsidiary unrelated to the assets owned by such Property Owner.

“Public Company Costs” means charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and in the case of any Requirements of Law, any similar Requirements of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees and other costs and/or expenses associated with being a public company.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Interests” of any Person means any Equity Interests of such Person that is not Disqualified Equity Interests.

“Rating Agencies” means Moody’s and S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by BPR that shall be substituted for Moody’s or S&P or both, as the case may be.

“Ratings Decline” means the rating of the Notes is reduced by both Rating Agencies (or if only one Rating Agency is providing a rating for the Notes at the commencement of any Trigger Period (as defined below), the rating of the Notes is reduced by such Rating Agency) at any time during the period commencing on the earlier of (a) the occurrence of a Change of Control or (b) public notice of the occurrence of a Change of Control or public notice of the intention by BPR to effect a Change of Control, and ending 60 days thereafter (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by both Rating Agencies) (the “Trigger Period”). The Trustee shall have no duty to monitor the rating of the Notes. Notwithstanding the foregoing, a Ratings Decline otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Decline for purposes of the definition of “Change of Control Event” hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform BPR that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Decline).

“Real Estate Asset” means, at any time of determination, all right, title and interest (fee, leasehold or otherwise) of BPR or any of its Restricted Subsidiaries or Joint Ventures in and to real property (including, but not limited to, land, improvements and fixtures thereon).

“Real Property Under Construction” means a BPR Property currently or previously under development until the earlier to occur of: (a) such BPR Property achieving an Occupancy Rate of 80.0% (or greater) of gross leaseable area and (b) the one-year anniversary of the completion of the development of such BPR Property.

“Recourse Indebtedness” means any Indebtedness other than Nonrecourse Indebtedness.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856 et seq. of the Code.

“REIT Eligible Investments” means, in each case to the extent such items qualify as “cash,” “cash items” or “government securities” within the meaning of Section 856(c)(4)(A) of the Code, (i) dollar-denominated demand deposits in U.S. financial institutions that are either member banks of the Federal Reserve System or state-chartered banks regulated by the Federal Deposit Insurance Corporation; (ii) time deposits or certificates of deposit in U.S. financial institutions that are either member banks of the Federal Reserve System or state-chartered banks regulated by the Federal Deposit Insurance Corporation, but only if such time deposit or certificate of deposit (a) matures in one year or less from the date of issuance and (b) may be withdrawn without penalty prior to maturity or is of a type for which there is a ready secondary market; (iii) shares in money market mutual funds that are subject to regulation under the Investment Company Act of 1940 and which comply with the requirements of Rule 2a-7 thereunder; and (iv) securities issued or guaranteed by the United States or by a person controlled or supervised by and acting as an instrumentality of the United States, pursuant to any authority granted by the U.S. Congress, or any certificates of deposit for any of the foregoing.

“REIT Subsidiary” means a Restricted Subsidiary of BPR that is a REIT.

“Required Percentage” means, as of the date on which BPR or any of its Restricted Subsidiaries receives (i) Net Proceeds in respect of any Asset Sale or (ii) Net Insurance/Condemnation Proceeds (x) if the Total Net Indebtedness to Value Ratio is greater than 55.0%, 100.0%, (y) if the Total Net Indebtedness to Value Ratio is equal to or less than 55.0% but greater than 50.0%, 50.0% and (z) if the Total Net Indebtedness to Value Ratio is equal to or less than 50.0%, 0%.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, municipal, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) and means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment that is not a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings (a division of S&P Global Inc.), or any successor thereto.

“SEC” means the Securities and Exchange Commission.

“Secured Debt” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means, collectively, the Intercreditor Agreement, the security agreements, the intellectual property security agreements and any other documents granting a Lien upon the Collateral in favor of the Collateral Agent for its benefit, the benefit of the Trustee and the ratable benefit of the Holders as security for payment of the Notes Obligations.

“Series A Preferred Stock” means the series of preferred shares of BPR designated as 6.375% Series A Cumulative Perpetual Preferred Stock.

“Series B Preferred Stock” means the series of preferred units of BPROP designated as 8.5% Series B Cumulative Convertible Preferred Units.

“Series D Preferred Stock” means the series of preferred units of BPROP designated as 6.5% Series D Cumulative Convertible Preferred Units.

“Series E Preferred Stock” means the series of preferred units of BPROP designated as 7.0% Series E Cumulative Convertible Preferred Units.

“Series G Preferred Stock” means the series of preferred units of BPROP designated as 6.375% Series G Cumulative Redeemable Preferred Units.

“Series K Preferred Stock” means the series of preferred units of BPROP designated as Series K Preferred Units.

“Series L Preferred Stock” means the series of preferred units of BPROP designated as 10% Series L Preferred Units.

“Single Asset Entity” means a Person (other than an individual) that:

(1)

only owns either (x) a single property (including any Real Estate Asset) or (y) structured finance investments, and in either case, cash, Cash Equivalents and other assets of nominal value incidental to such Person’s ownership of such property or structured finance investments, as the case may be;

(2)	is engaged only in the business of owning, developing and/or leasing such property or owning and/or servicing such structured finance investment, as the case may be; and

(3)	receives substantially all of its gross revenues from such property or structured finance investments, as the case may be.

In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities owning properties and not structured finance investments and (ii) cash, Cash Equivalents and other assets of nominal value incidental to such Person’s ownership of such other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity (such an entity, a “Single Asset Holding Company”).

“Specified Equity Interests” means, collectively, BPR Specified Equity Interests and BPR OP Specified Equity Interests.

“Specified Properties” means any Real Estate Assets and/or Subsidiary having an aggregate net equity value of less than $1,000,000,000.

“Specified Subsidiaries” means BPR Cumulus LLC and BPR Nimbus LLC, and their respective successors and assigns.

“Sponsor” means, collectively, Brookfield Property Partners L.P., a Bermuda limited partnership, its Affiliates (excluding any operating portfolio company of the foregoing) and funds managed or advised by any of them or any of their respective controlled Affiliates.

“Subordinated BPR Indebtedness” means Indebtedness of BPR owing to any Affiliate thereof that is subordinated in right of payment to the Notes.

“Subsidiary” means, with respect to any Person:

(1)

any corporation of which the outstanding Equity Interests having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances (other than Equity Interests having such voting power only by reason of the happening of a contingency) shall at the time be owned, directly or indirectly, by such Person; or

(2)

any other Person of which at least a majority of the voting interest (other than voting interest held only by reason of the happening of a contingency) under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Taxes” means all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Agreement” means that certain Amended and Restated Loan Agreement, dated as of April 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among Columbiana Centre, LLC, Fallen Timbers Shops, LLC, Grand Teton Mall, LLC, Mayfair Mall, LLC, Mondawmin Business Trust, North Town Mall, LLC, Oakwood Hills Mall, LLC, Oakwood Shopping Center, LLC, Pioneer Place, LLC, PDC-Eastridge Mall L.L.C., PDC-Red Cliffs Mall L.L.C., Red Cliffs Plaza, LLC, River Hills Mall, LLC, Sooner Fashion Mall, L.L.C., Southwest Denver Land L.L.C., Southwest Plaza L.L.C. and Brass Mill Center Mall, LLC, as the borrowers, the lenders from time to time party thereto and U.S. Bank National Association, as administrative agent.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§77aaa-77bbbb).

“Total Net Indebtedness to Value Ratio” means, as of any date, the ratio of (a) Combined Total Indebtedness outstanding as of the last day of the four fiscal quarter period then most recently ended and for which internal financial statements are available to (b) Value (less the amount of cash and Cash Equivalents subtracted from Indebtedness pursuant to the definition of “Combined Total Indebtedness”) as of the last day of the four fiscal quarter period then most recently ended and for which internal financial statements are available.

“Trademark” means: (a) all trademarks (including service marks), common law marks, trade names, trade dress, and logos, slogans and other indicia of origin under Requirements of Law of any jurisdiction in the world, and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (e) all rights corresponding to any of the foregoing.

“Treasury Rate” means, as of any redemption date, the weekly average rounded to the nearest 1/100th of a percentage point (for the most recently completed week for which such information is available as of the date that is two Business Days prior to such redemption date) of the yield to maturity of U.S. Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such Statistical

Release is no longer published or such information no longer appears thereon, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to the Initial Call Date; provided, however, that if the period from the redemption date to the Initial Call Date is not equal to the constant maturity of a U.S. Treasury security for which such a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from such redemption date to the Initial Call Date is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year will be used.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Issuers and the Guarantors of the credit agreement governing the Credit Facilities and the borrowing of the loans thereunder on August 24, 2018 and August 27, 2018, (b) the merger of Goldfinch Merger Sub Corp. with and into BPR and the other transactions contemplated by the Agreement and Plan of Merger, dated as of March 26, 2018, by and among BPR, Brookfield Property Partners L.P. and Goldfinch Merger Sub Corp., (c) the contribution by the Sponsor of (together with any cash equity contributions and any other equity that is retained, rolled over, converted or exchanged) its existing equity interests in BPR, directly or indirectly, to the HoldCos, (d) the repayment of certain outstanding debt with the proceeds of the loans under the Credit Facilities and (e) Transaction Costs.

“Transaction Costs” means the payment of fees, premiums, expenses, closing payments and other similar transaction costs (including original issue discount or upfront fees) payable or otherwise borne by the Parent, BPR or any of their respective Subsidiaries in connection with the Transactions.

“Trustee” means Wells Fargo Bank, National Association, in its capacity as “Trustee” under this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect from time to time in the state of New York or any other state, the laws of which are required to be applied in connection with the creation or perfection of security interests.

“Units” means the partnership units in BPROP established and issued from time to time in accordance with the terms of BPROP’s Fifth Amended and Restated Agreement of Limited Partnership, including without limitation Common Units, Preferred Units and LTIP Units.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” of any Person means (1) any Subsidiary of such Person that at the time of determination shall be designated an Unrestricted Subsidiary by BPR’s Board of Directors in accordance with Section 4.16 hereof and (2) any Subsidiary of an Unrestricted Subsidiary; provided, however, that in no event will BPROP or any Issuer be designated as an Unrestricted Subsidiary.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Value” means, as of an date of determination, the sum, without duplication, of:

(1)	Net Operating Income for all BPR Properties for the immediately preceding four calendar quarters, capitalized at 5.75% (excluding any BPR Property included on a cost basis pursuant to clause (3) below) including for purposes of this definition, the Net Operating Income of international assets;

(2)

the book value of development and inactive assets owned by BPR or any of its Restricted Subsidiaries (Wholly Owned Restricted Subsidiaries or otherwise) or Joint Ventures, including raw land, vacant out-parcels, loans receivable, capital expenditures and other underutilized assets with de minimis income (at the lesser of cost or book value);

(3)

the cost basis of new acquisitions of BPR or any of its Restricted Subsidiaries (Wholly Owned Restricted Subsidiaries or otherwise) or Joint Ventures (calculated as (i) 100% for assets owned by BPR or any of its Wholly Owned Restricted Subsidiaries and (ii) in the case of consolidated non-Wholly Owned Restricted Subsidiaries and Joint Ventures of BPR, only to the extent allocable (based on economic share and not necessarily percentage ownership) to BPR or its Wholly Owned Restricted Subsidiaries for the 12-month period after any such acquisition);

(4)

other than for purposes of the Total Net Indebtedness to Value Ratio, cash and Cash Equivalents of BPR and its Restricted Subsidiaries and Joint Ventures (but, in the case of consolidated non-Wholly Owned Restricted Subsidiaries and Joint Ventures of BPR, only to the extent allocable (based on economic share and not necessarily percentage ownership) to BPR or its Wholly Owned Restricted Subsidiaries), in each case as determined in accordance with GAAP, except as otherwise noted above with respect to non-Wholly Owned Restricted Subsidiary and Joint Venture allocations, without duplication;

(5)

aggregate sums spent on the construction of improvements (including land acquisition costs) for any Real Estate Asset which is raw land, vacant out-parcels or is the subject of a material construction project, but excluding such sums with respect to Real Estate Assets subject to material construction projects, if BPR elects to include revenues in Net Operating Income (provided that such costs can be included if the project is a renovation or expansion of a Real Estate Asset that is otherwise complete and operational, the construction will not impair ongoing business and operations and the inclusion of such revenues in Net Operating Income and such aggregate sums in Value is not duplicative);

(6)	letters of credit, guarantees and other forms of credit enhancement; and

(7)	the Adjusted EBITDA of the Management Companies for the immediately preceding four fiscal quarters, capitalized at 10.0%.

“Wholly Owned Raw Land” means land owned by BPR or its direct or indirect Wholly Owned Restricted Subsidiaries that is not under development and for which no development is planned to commence within 12 months after the date on which it was acquired.

“Wholly Owned Restricted Subsidiary” means, as to any Person or Persons, any Restricted Subsidiary of any of such Person or Persons all of the Equity Interests of which (other than (i) directors’ qualifying shares, (ii) any Equity Interests of a Corporate Level Entity held by any joint venture partner, co-investor or any other Person and (iii) in the case of any REIT Subsidiary, non-participating preferred equity with a base liquidation preference of no more than $180,000) is owned by such Person or Persons or by one or more Wholly Owned Restricted Subsidiaries of such Person or Persons.

SECTION 1.02.	Other Definitions.

Term	Defined in Section
“Acceleration Notice”	6.02
“Applicable Premium Deficit”	8.06
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment Date”	4.14
“CNI Restricted Payments Basket”	4.07
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.15
“DTC”	2.03
“Event of Default”	6.01
“FATCA”	11.13
“Guaranteed Obligations”	10.01
“Increased Amount”	4.10
“incur”	4.08
“Initial Lien”	4.10
“Legal Defeasance”	8.02
“Offer Period”	3.09
“Other Applicable Indebtedness”	4.09
“Paying Agent”	2.03
“Purchase Date”	3.09
“Ratio Indebtedness”	4.08
“Registrar”	2.03
“Restricted Amount”	4.09
“Restricted Payment”	4.07
“Reversion Date”	4.15
“Specified Transaction”	1.05
“Subject Disposition Offer”	4.09
“Subject Disposition Offer Amount”	4.09
“Subject Disposition Offer Trigger Date”	4.09
“Subject Disposition Proceeds”	4.09
“Suspended Covenants”	4.15
“Suspension Date”	4.15
“Suspension Period”	4.15

SECTION 1.03.	Concerning the Trust Indenture Act.

Except with respect to specific provisions of the TIA expressly referenced in the provisions of this Indenture, the TIA shall not be applicable to, and shall not govern, this Indenture and the Notes.

SECTION 1.04.	Rules of Construction.

Unless the context otherwise requires:

(1)	a term has the meaning assigned to it;

(2)	an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)	“or” is not exclusive;

(4)	words in the singular include the plural, and in the plural include the singular;

(5)	“will” shall be interpreted to express a command;

(6)	provisions apply to successive events and transactions; and

(7)	references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

SECTION 1.05.	Currency Equivalents Generally.

For purposes of any determination by BPR under Article 4 hereof (other than calculating compliance with any financial ratio for purposes of taking any action under this Indenture) or any determination under any other provision of this Indenture (any of the foregoing, a “Specified Transaction”), in a currency other than U.S. dollars, (i) the equivalent amount in U.S. dollars of a Specified Transaction in a currency other than U.S. dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by BPR) for such foreign currency, as in effect on the date of such Specified Transaction (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than U.S. dollars, and the relevant refinancing or replacement would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 4.08 hereof and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any Specified Transaction so long as such Specified Transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of calculating compliance with any financial ratio for purposes of taking any action under this Indenture, on any relevant date of determination, amounts denominated in currencies other than U.S. dollars shall be translated into U.S. dollars by BPR at the applicable currency exchange rate used in preparing the most recent internal financial statements for the relevant period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the U.S. dollar equivalent amount of such Indebtedness.

SECTION 1.06.	Certain Calculations and Tests.

(a)

All financial ratios and tests (including the Total Net Indebtedness to Value Ratio, Combined Recourse Indebtedness, the Fixed Charge Coverage Ratio, Value, Cumulative Net Income and Combined EBITDA) contained in this Indenture that are calculated with respect to any period during which any applicable transaction occurs shall be calculated by BPR with respect to such period and such transaction on a Pro Forma Basis. Further, if since the beginning of any such period and on or prior to the date of any required calculation of any financial ratio or test (x) any transaction has occurred or (y) any Person that subsequently became a Restricted Subsidiary of BPR or was merged, amalgamated or consolidated with or into BPR or any of its Restricted Subsidiaries or any Joint Venture since the beginning of such period has consummated any transaction, then, in each case, any applicable financial ratio or test shall be calculated by BPR on a Pro Forma Basis for such period as if such transaction had occurred at the beginning of the applicable period.

(b)

Notwithstanding anything to the contrary herein (including in connection with any calculation made on a Pro Forma Basis), to the extent that the terms in this Indenture require (i) compliance with any financial ratio or test (including, without limitation, any Total Net Indebtedness to Value Ratio test, any Fixed Charge Coverage Ratio test, Cumulative Net Income test and/or any Combined Recourse Indebtedness test) and/or any cap expressed as a percentage of Value or (ii) the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the consummation of any transaction in connection with any acquisition or similar Investment (including the assumption or incurrence of Indebtedness), the determination of whether the relevant condition is satisfied may be made, at the election of BPR, at the time of (or on the basis of the financial statements for the most recently ended applicable period for which internal financial statements are available) either (x) the execution of the definitive agreement with respect to such acquisition or similar Investment or (y) the consummation of such acquisition or Investment, in each case, after giving effect to the relevant acquisition on a Pro Forma Basis; provided that if BPR has elected to test the relevant condition pursuant to clause (x) above, in connection with the calculation of any financial ratio or test following the date of execution of such definitive agreement and prior to the earlier of the date on which such acquisition is consummated or the definitive agreement for such acquisition is terminated, any such financial ratio or test shall be calculated (A) on a Pro Forma Basis assuming such acquisition and other pro forma events (including any incurrence of Indebtedness) in connection therewith have been consummated and (B) solely in the case of a calculation of any financial ratio in connection with the making of a Restricted Payment, without giving pro forma effect to the consummation of such acquisition.

(c)

For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, any Total Net Indebtedness to Value Ratio test, any Fixed Charge Coverage Ratio test, any Cumulative Net Income test and/or any Combined Recourse Indebtedness test and/or the amount of Combined EBITDA, Cumulative Net Income or Value), such financial ratio or test shall be calculated by BPR at the time such action is taken (subject to the immediately preceding paragraph), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

ARTICLE II

THE NOTES

SECTION 2.01.	Form and Dating.

(a)

General. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Increases and Decreases in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Increases and Decreases in the Global Note” attached thereto). The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be issued only in registered form, without coupons and only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)

Global Notes. Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be increased or decreased, as appropriate, to reflect exchanges, redemptions or repurchases. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)

Temporary Global Notes. Notes offered and sold in reliance on Regulation S will be issued initially in the form of the Regulation S Temporary Global Note, which will be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note will be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee will cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)

Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

SECTION 2.02.	Execution and Authentication.

At least one Officer shall sign the Notes for each Issuer by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless. A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

On the Issue Date, the Trustee shall authenticate and deliver $1,000,000,000 of 5.750% Senior Secured Notes due 2026 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Notes for original issue in an aggregate principal amount specified in such order, in each case upon a written order of each Issuer signed by two Officers or by an Officer and an Assistant Secretary of each Issuer (each an “Authentication Order”). Such Authentication Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated, whether the Notes are to be Initial Notes or Additional Notes or such other information as the Trustee shall reasonably request and, in the case of an issuance of Additional Notes pursuant to Section 2.14 hereof after the Issue Date, shall certify that such issuance is in compliance with Sections 4.08 and 4.10 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as the Registrar or any Paying Agent or agent for service of notices and demands.

In authenticating the Notes, and accepting the additional responsibilities under this Indenture in relation to the Notes, the Trustee shall receive, and shall be fully protected in relying upon:

(1)

a copy of the resolution or resolutions of the Board of Directors in or pursuant to which the terms and form of the Notes were established, certified by the Secretary or an Assistant Secretary of each Issuer, to have been duly adopted by the Board of Directors and to be in full force and effect as of the date of such certificate, and if the terms and form of such Notes are established by an Officers’ Certificate pursuant to general authorization of the Board of Directors, such Officers’ Certificate;

(2)	an executed supplemental indenture, if any;

(3)	an Officers’ Certificate delivered in accordance with Section 11.03 hereof; and

(4)

an Opinion of Counsel delivered in accordance with Section 11.03 hereof and which shall also state that the Notes have been duly authorized by all necessary corporate action of each Issuer and, when executed, issued and authenticated in accordance with the terms of this Indenture and delivered by the Trustee, will be the legally valid and binding obligations of each Issuer, enforceable against the Issuers in accordance with their terms, subject to any conditions and qualifications specified in such Opinion of Counsel; provided, however, that an Opinion of Counsel shall not be required to be delivered to the Trustee with respect to Notes authenticated on the Issue Date and the Officers’ Certificate delivered with respect to Notes authenticated on the Issue Date shall only be required to be executed by one Officer of each of the Issuers.

SECTION 2.03.	Registrar and Paying Agent.

The Issuers shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their registration of transfer and exchange. The Issuers may have one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or the Registrar without notice to any Holder.

The Issuers shall enter into an appropriate agency agreement with the Registrar or any Paying Agent not a party to this Indenture. The agency agreement shall implement the provisions of this Indenture that relate to such agent. The Issuers shall notify the Trustee in writing of the name and address of any such agent. If the Issuers fail to appoint or maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07 hereof. The

Issuers or any wholly-owned Subsidiary of BPR incorporated or organized within the United States of America may act as Paying Agent, Registrar or transfer agent.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee to act as the Registrar and Paying Agent with respect to the Notes and to act as Custodian with respect to the Global Notes. The Registrar and Paying Agent shall be entitled to the rights and immunities of the Trustee hereunder.

SECTION 2.04.	Paying Agent to Hold Money in Trust.

Prior to 10:00 a.m., New York time, on or prior to each due date of the principal, premium, if any, and interest on any Note, the Issuers shall deposit with the Paying Agent a sum sufficient to pay such principal, premium and interest when so becoming due. The Issuers shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, or interest on the Notes and shall notify the Trustee in writing of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. If an Issuer or a Subsidiary of BPR acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund for the benefit of the Holders. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section 2.04, the Paying Agent (if other than an Issuer or a Subsidiary of BPR) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05.	Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee, at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

SECTION 2.06.	Transfer and Exchange.

(a)

Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:

(1)

the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary;

(2)

the Issuers in their sole discretion determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Note be exchanged by the Issuers for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Depositary has requested such exchange.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b)

Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)

Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than the initial purchasers of the Notes). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)

All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)	both:

(i)

a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)	instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)	both:

(i)	a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the

Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)

instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (i) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3)

Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)

if the transferee will take delivery in the form of a beneficial interest in the Rule 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)

if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)

if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4)

Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(i)

if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii)

if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(4), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(4) at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)	Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)

Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)

if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)	if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)

if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)

if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)

if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F)

if such beneficial interest is being transferred to any Issuer or any of their respective Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)

if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers shall execute and the Trustee shall authenticate, upon receipt of an Authentication Order, and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)

Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3)

Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(i)

if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii)

if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(3), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4)

Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Issuers will execute and the Trustee will, upon receipt of an Authentication Order, authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) will not bear the Private Placement Legend.

(d)	Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)

Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)

if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)

if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)

if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)

if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)

if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F)

if such Restricted Definitive Note is being transferred to any Issuer or any of their respective Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G)

if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the Rule 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(2)

Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(i)

if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii)

if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(2), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)

Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

(4)

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more

Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)

Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)

Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)	if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)	if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)

if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)

Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(i)

if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii)

if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(2), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)

Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)

Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)	Private Placement Legend.

(A)

Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) (A “QIB”), (B) IT IS NOT A U.S. PERSON, IS NOT ACQUIRING THIS NOTE FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT (AN “IAI”) AND (2) AGREES TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH NOTE PRIOR TO THE EXPIRATION OF THE HOLDING PERIOD THEN IMPOSED BY RULE 144 UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION) ONLY (A) TO AN ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A PERSON IT REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN COMPLIANCE WITH RULE 144A, (D) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (E) IN A PRINCIPAL AMOUNT OF NOT LESS THAN $100,000 INSIDE THE UNITED STATES TO AN IAI THAT, PRIOR TO SUCH TRANSFER, DELIVERS TO THE TRUSTEE A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE TRUSTEE. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.”

(B)

Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)	Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g)

Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)	General Provisions Relating to Transfers and Exchanges.

(1)

The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note being transferred for registration of transfer. When a Note is presented to the Registrar with a request to register a transfer, such Registrar shall register the transfer as requested if the requirements of this Indenture and Section 8-401(a) of the UCC are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. No service charge shall be made for any registration of transfer or exchange or redemption of the Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.10, 3.06, 3.09, 4.09, 4.14 or 9.04 hereof).

(2)	The Registrar shall not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(3)

All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(4)

Neither the Registrar nor the Issuers shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5)

Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (A) the Holder of such Global Note (or its agent or the person on whose behalf the Global Note is held) or (B) any Holder of a beneficial interest in such Global Note, and that ownership of beneficial interest in such Global Note shall be required to be reflected in a book entry.

(6)

Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Paying Agent, the Registrar and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Notes and for all other purposes, and none of the Trustee, any Paying Agent, the Registrar or the Issuers shall be affected by notice to the contrary.

(7)

None of the Issuers, the Trustee, any agent of any Issuer or the Trustee (including any Paying Agent or Registrar) will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(8)	The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among depositary participants or beneficial owners of interest in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

SECTION 2.07.	Replacement Notes.

If a mutilated Note is surrendered to the Registrar, or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall, upon receipt of an Authentication Order, authenticate a replacement Note if the requirements of Section 8-405 of the UCC are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Issuers, such Holder shall furnish an indemnity or a security bond sufficient in the judgment of the Issuers and the Trustee to protect the Issuers, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionally with all other Notes duly issued hereunder.

SECTION 2.08.	Outstanding Notes.

Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions of this Indenture, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or any Affiliate of the Issuers holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee and the Issuers receive proof satisfactory to them that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding, and interest on it ceases to accrue.

If the Paying Agent (other than the Issuers, a Subsidiary or an Affiliate of any thereof) segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then, on and after that date, such Notes (or portions thereof) shall cease to be outstanding, and interest on them shall cease to accrue.

SECTION 2.09.	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

SECTION 2.10.	Temporary Notes.

Until Definitive Notes are ready for delivery, the Issuers may prepare, and the Trustee, upon receipt of an Authentication Order, shall authenticate, temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare, and the Trustee, upon receipt of an Authentication Order, shall authenticate, Definitive Notes and deliver them in exchange for temporary Notes. Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11.	Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation in accordance with its customary procedures and, if requested in writing, deliver a certificate of such disposal to the Issuers unless the Issuers direct the Trustee in writing to deliver canceled Notes to the Issuers. The Issuers may not issue new Notes to replace Notes that it has redeemed, paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12.	Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, the Issuers shall pay defaulted interest at the rate specified in Section 4.01 hereof (plus interest on such defaulted interest at the applicable interest rate on the Notes to the extent lawful) in any lawful manner. The Issuers may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Issuers shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee (provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest) and shall promptly mail or cause to be mailed to each Holder a notice that states the special record date, the related payment date and the amount of defaulted interest to be paid.

SECTION 2.13.	CUSIP or ISIN Numbers.

The Issuers in issuing the Notes may use “CUSIP,” “ISIN” or other similar identification numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP,” “ISIN” or such other similar identification numbers in notices of redemption or repurchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or the omission of such numbers. The Issuers shall promptly notify the Trustee of any change in the “CUSIP,” “ISIN” or such other similar identification numbers.

SECTION 2.14.	Issuance of Additional Notes.

The Issuers shall be entitled, subject to its compliance with Sections 4.08 and 4.10 hereof, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance, the date from which interest will accrue and issue price. The Initial Notes issued on the Issue Date and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Issuers shall set forth in a Board Resolution and an Officers’ Certificate of the Issuers, a copy of each which shall be delivered to the Trustee, the following information:

(1)	the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2)	the issue price, the issue date and the “CUSIP,” “ISIN” or other similar identification numbers of such Additional Notes; and

(3)	if any Additional Notes are not fungible with any of the Notes then outstanding for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP number.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.01.	Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it shall furnish to the Trustee, at least 15 days but not more than 60 days (or such shorter period, as agreed to by the Trustee), before a redemption date, an Officers’ Certificate setting forth (i) the redemption date, (ii) the redemption price, (iii) the provisions of the Indenture pursuant to which the redemption shall occur and (iv) the “CUSIP,” “ISIN” or other similar identification numbers of the Notes to be redeemed.

SECTION 3.02.	Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select the Notes to be redeemed or purchased among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or, if the Notes are not so listed, by lot or otherwise in accordance with the procedures of DTC. In the event of partial redemption by lot, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption date from the outstanding Notes not previously called for redemption.

Notes and portions of Notes selected shall be in a principal amount of $2,000 or in integral multiples of $1,000 in excess thereof; provided that if all the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. The provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

SECTION 3.03.	Notice of Redemption.

At least 10 days but not more than 60 days before a redemption date, the Issuers shall send to DTC in the case of Global Notes, or mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address in the case of Definitive Notes, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 hereof.

The notice shall identify the Notes to be redeemed, including “CUSIP,” “ISIN” or other similar identification numbers, if any, and shall state:

(1)	the redemption date;

(2)	the redemption price (or manner of calculation if not then known);

(3)

if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4)	the name and address of the Paying Agent;

(5)	that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)	that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)	the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8)	that no representation is made as to the correctness or accuracy of the “CUSIP,” “ISIN” or other similar identification number, if any, listed in such notice or printed on the Notes.

In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. The Issuers shall provide prompt written notice to the Trustee of the rescission of any redemption notice, and such redemption notice will thereafter be of no force or effect. Upon receipt of such notice from the Issuers rescinding a redemption notice, the Trustee will promptly send a copy of such notice to the Holders of the Notes in the same manner in which the redemption notice was given.

At the Issuers’ request, the Trustee shall give the notice of redemption in the Issuers’ name and at their expense; provided, however, that the Issuers shall have delivered to the Trustee, at least five days (or such shorter period, as agreed by the Trustee) prior to the date the Issuers wish the notice to be given, an Officers’ Certificate requesting that the Trustee give such notice together with the notice to be given setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.04.	Effect of Notice of Redemption.

Once notice of redemption is sent or mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price unless such redemption notice is subject to one or more conditions precedent. Any redemption notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the relevant Equity Offering, financing or other transaction or event.

SECTION 3.05.	Deposit of Redemption Price.

Prior to 10:00 a.m. New York time on the redemption date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, and accrued and unpaid interest to, but excluding the redemption date, on, all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and, to the extent lawful, on any interest not paid on such unpaid principal, in each case at the applicable interest rate on the Notes.

SECTION 3.06.	Notes Redeemed in Part.

Upon surrender of a Note in the form of a Definitive Note that is redeemed in part, the Issuers shall issue and, upon the Issuers’ written request, the Trustee shall, upon receipt of an Authentication Order, authenticate for the Holder at the expense of the Issuers, a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

SECTION 3.07.	Optional Redemption.

(a)

At any time prior to the Initial Call Date, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 105.750% of the principal amount, plus accrued and unpaid interest, to but excluding the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the related interest payment date falling prior to or on the redemption date), with the net cash proceeds of one or more Equity Offerings; provided, however, that (1) at least 50% of the aggregate principal amount of Notes issued on the Issue Date remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b)

At any time prior to the Initial Call Date, the Issuers may redeem all or a part of the Notes at a redemption price (calculated by the Issuers) equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the related interest payment date falling prior to or on the redemption date.

(c)

At any time, in connection with any tender offer for the Notes, including a Change of Control Offer or Subject Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making a such tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 15 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price paid to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

(d)	Except pursuant to the preceding three paragraphs, the Notes will not be redeemable at the Issuers’ option prior to the Initial Call Date.

(e)

On and after the Initial Call Date, the Issuers shall be entitled at their option to redeem the Notes, in whole or in part at the following redemption prices (expressed as percentages of the principal amount thereof) plus accrued and unpaid interest on the Notes redeemed, to but excluding the applicable redemption date, if redeemed during the 12-month period commencing on May 15 of the years set forth below, subject to the rights of Holders on the relevant record date to receive interest due on the related interest payment date falling prior to or on the redemption date.

Year	Percentage
2022	102.875%
2023	101.438%
2024 and thereafter	100.000%
(f)	Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

SECTION 3.08.	Mandatory Redemption; Open Market Purchases.

(a)	The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

(b)

The Issuers or their equity holders, including the Sponsor, shall be entitled at their option at any time and from time to time to purchase Notes, whether by privately negotiated transactions, open market purchases, tender offers or otherwise.

SECTION 3.09.	Offer to Purchase by Application of Subject Disposition Proceeds.

In the event that, pursuant to Section 4.09 hereof, the Issuers shall be required to commence a Subject Disposition Offer, the Issuers shall follow the procedures specified below.

The Subject Disposition Offer shall remain open for a period of 20 Business Days following its commencement or such longer period as may be required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall purchase the Subject Disposition Offer Amount (as defined in Section 4.09 hereof) or, if less than the Subject Disposition Offer Amount has been tendered, all Notes tendered in response to the Subject Disposition Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Subject Disposition Offer.

Upon the commencement of a Subject Disposition Offer, the Issuers shall send, by first class mail, a notice to the Trustee and each of the Holders or otherwise electronically in accordance with the procedures of the Depositary. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Subject Disposition Offer. The Subject Disposition Offer shall be made to all Holders. The notice, which shall govern the terms of the Subject Disposition Offer, shall state:

(1)

that the Subject Disposition Offer is being made pursuant to this Section 3.09 and Section 4.09 hereof and the length of time the Subject Disposition Offer shall remain open and, if the Subject Disposition Offer is also made to holders of other Secured Debt of the Issuers or a Restricted Subsidiary of BPR pursuant to Section 4.09 hereof or any similar provision, the notice shall identify such Secured Debt and state that the Subject Disposition Offer is also made to holders of such Secured Debt;

(2)	the Subject Disposition Offer Amount, the purchase price and the Purchase Date;

(3)	that any Note not tendered or accepted for payment shall continue to accrue interest;

(4)	that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Subject Disposition Offer shall cease to accrue interest on and after the Purchase Date;

(5)

that Holders electing to have a portion of a Note purchased pursuant to a Subject Disposition Offer may only elect to have such Note purchased in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

(6)

that Holders electing to have a Note purchased pursuant to any Subject Disposition Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuers, a depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)

that Holders shall be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, an electronic transmission (PDF), facsimile transmission, transmission in accordance with the Applicable Procedures of the Depositary or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

(8)

that, if the aggregate principal amount of Notes surrendered by Holders and other Secured Debt surrendered by the holders thereof exceeds the Subject Disposition Offer Amount, the Issuers shall select the Notes and other Secured Debt of the Issuers or a Restricted Subsidiary of the Issuers to be purchased in accordance with the Depositary’s procedures (based on the amounts of Notes and such other Secured Debt tendered and with such adjustments as may be deemed appropriate by the Issuers so that only Notes or other Secured Debt in denominations of $2,000 and integral multiples of $1,000 in excess thereof, shall be purchased); and

(9)	that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Issuers shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Subject Disposition Offer Amount of Notes and other Secured

Debt of the Issuers or a Restricted Subsidiary of the Issuers or portions thereof tendered pursuant to the Subject Disposition Offer, or if less than the Subject Disposition Offer Amount has been tendered, all Notes and other Secured Debt of the Issuers or a Restricted Subsidiary of the Issuers or portions thereof tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or such other Secured Debt or portions thereof were accepted for payment by the Issuers in accordance with the terms of this Section 3.09. The Issuers, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue (or cause to be delivered by book-entry transfer) a new Note, and the Trustee, with respect to a Definitive Note, upon receipt of an Authentication Order, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuers to the Holder thereof. The Issuers shall notify the Holders and the Trustee of the results of the Subject Disposition Offer on the Purchase Date by posting such information on its website, on Intralinks, SyndTrak, ClearPar or any comparable password-protected online data system (which may be nonpublic and may be maintained by BPR or a third party).

To the extent that the provisions of any securities laws or regulations conflict with this Section 3.09 or Section 4.09 hereof, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.09 or Section 4.09 hereof.

ARTICLE IV

COVENANTS

SECTION 4.01.	Payment of Notes.

The Issuers shall pay or cause to be paid the principal amount, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal amount, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary thereof, holds as of 10:00 a.m. New York time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal amount, premium, if any, and interest then due.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02.	Maintenance of Office or Agency.

The Issuers shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or any Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

SECTION 4.03.	Reports.

(a)	Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, BPR shall furnish to the Holders:

(1)

within 60 days after the end of each of the first three fiscal quarters of each fiscal year or within 120 days after the end of each fiscal year, as applicable, all quarterly and annual financial statements and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of BPR and its consolidated Subsidiaries, in each case that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if BPR were required to file such Forms (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial condition and results of operations of BPR and its Restricted Subsidiaries separate from the financial condition and results of operations of any Unrestricted Subsidiaries of BPR) and, with respect to the annual information only, a report thereon by BPR’s certified independent accountants;

(2)

within five Business Days after the occurrence of an event required to be reported on Form 8-K under Items 1.01, 1.02, 1.03, 2.01, 2.04(a), 2.06, 4.01, 4.02, 5.01, 5.02(b) (with respect to executive officers) and 5.02(c)(1) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K), a notice containing substantially the same information that would be required to be contained in filings with the SEC on Form 8-K (but excluding financial statements and exhibits that would be required pursuant to Item 9.01 of Form 8-K, other than financial statements and pro forma financial information required pursuant to clauses (a) and (b) of Item 9.01 of Form 8-K (in each case relating to transactions required to be reported pursuant to Item 2.01 of Form 8-K) to the extent available (as determined by BPR in good faith, which determination shall be conclusive)) if BPR had been a reporting company under the Exchange Act; provided, however, that no such current report will be required to be furnished if BPR determines in its good faith judgment that such event is not material to Holders or the business, assets, operations, financial position or prospects of BPR and its Restricted Subsidiaries, taken as a whole, and BPR may omit from such disclosure any terms of such event if BPR determines in its good faith judgment that disclosure of such terms would otherwise cause material competitive harm to the business, assets, operations, financial position or prospects of BPR and its Restricted Subsidiaries, taken as a whole; provided that such non-disclosure shall be limited only to those specific provisions that would cause material competitive harm and not the occurrence of the event itself; provided, further, that no such current report will be required to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between BPR (or any of its Subsidiaries) and any director, manager or executive officer, of BPR (or any of its Subsidiaries); and

(3)

at the time of providing the information that would be contained in a Form 10-K or Form 10-Q as required by clause (1), non-GAAP supplemental financial information with respect to the periods covered by such information that is substantially consistent with the presentation thereof included in the Final Offering Memorandum.

BPR shall be deemed to have furnished the reports referred to in this Section 4.03(a) if it has filed reports containing such information with the SEC.

(b)

BPR shall make available the information required by Section 4.03(a) to any Holder and, upon request, to any beneficial owner of the Notes, in each case by posting such information on its website, on Intralinks, SyndTrak, ClearPar or any comparable password-protected online data system (which may be nonpublic and may be maintained by BPR or a third party) that will require a confidentiality acknowledgment, and shall make such information readily available to Holders, any bona fide prospective investors in the Notes (which prospective investors will be limited to QIBs or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of BPR), any bona fide securities analysts (to the extent providing analysis of investment in the Notes to investors and prospective investors therein) and any bona fide market maker in the Notes who agrees to treat such information as confidential or accesses such information on Intralinks, SyndTrak, ClearPar or any comparable password-protected online data system that will require a confidentiality acknowledgment. BPR may condition the delivery of any such information to such Holders, prospective investors, securities analysts and market makers on the agreement of such Persons to (i) treat all such information as confidential, (ii) not use such information for any purpose other than their investment or potential investment in the Notes or their analysis of investment in the Notes and (iii) not publicly disclose any such information. BPR may deny access to any competitively-sensitive information otherwise to be provided pursuant to this Section 4.03 to any such Holder, prospective investor, security analyst or market maker that is a direct competitor of BPR and its Subsidiaries or an affiliate of such a direct competitor (other than any affiliate that is a bona fide bank debt fund, distressed asset fund, hedge fund, mutual fund, insurance company, financial institution or investment vehicle engaged in the business of investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course (and not organized primarily for the purpose of making equity investments)) to the extent that BPR determines in good faith that the provision of such information to such Person would be competitively harmful to BPR and its Subsidiaries.

(c)

If (i) a Change of Control occurs that results in either (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of BPR to any Person or “group” (as defined in the definition of “Change of Control”) other than a Permitted Holder or (b) any Person or “group” other than a Permitted Holder becoming the beneficial owner, directly or indirectly, of shares representing 100% of the total ordinary voting power represented by the issued and outstanding Equity Interests of BPR, (ii) such Person or “group” acquiring control pursuant to clause (i) above is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, (iii) such Person or “group” shall be a Guarantor and (iv) such Person or “group” maintains ratings from both Rating Agencies that are equal to or higher than the ratings held by BPR on the Issue Date, then BPR will not be subject to Section 4.03(a)(1) and (2) from that time for so long as such Person or “group” continues to file the reports pursuant to Section 13 or 15(d) of the Exchange Act.

(d)

For so long as any Notes remain outstanding, to the extent not satisfied by the foregoing, BPR shall furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(e)

The financial statements, information and other documents required to be provided as described in this Section 4.03 may be those of any direct or indirect parent of BPR; provided that, if the financial information so furnished relates to such direct or indirect parent of BPR, (i) the same is accompanied by consolidating information that summarizes in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to BPR and its Restricted Subsidiaries on a standalone basis, on the other hand, (ii) such direct or indirect parent of BPR shall be a Guarantor and (iii) such direct or indirect parent maintains ratings from both Rating Agencies that are equal to or higher than the ratings held by BPR on the Issue Date; provided, further, that if such direct or indirect parent is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or does not otherwise file reports containing such information with the SEC, then BPR shall be required to furnish the information required to be provided as described in Section 4.03(a)(3) hereof.

(f)

To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, BPR will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

(g)

Should the Issuers deliver to the Trustee any such information, reports or certificates or any annual reports, information, documents and other reports, delivery of such information, reports or certificates or any annual reports, information, documents and other reports to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including each Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

SECTION 4.04.	Compliance Certificate.

(a)

BPR shall deliver to the Trustee, within 120 days after the end of each fiscal year beginning with the fiscal year ended December 31, 2019, an Officers’ Certificate stating that in the course of the performance by the signer of the signer’s duties as an Officer of BPR the signer would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period. If the signer knows of any such Default, the certificate shall describe such Default and what action, to the extent known, the Issuers are taking or propose to take with respect thereto. For purposes of this paragraph, such compliance shall be determined without regard to any period of grace or requirement of notice provided under this Indenture.

(b)

BPR shall, so long as any of the Notes are outstanding, deliver to the Trustee, within five Business Days upon any Officer obtaining knowledge of any Default or Event of Default (provided that such Officers shall provide such certificate at least annually whether or not they know of any Default or Event of Default), an Officers’ Certificate specifying such Default or Event of Default and what action, to the extent known, the Issuers are taking or propose to take with respect thereto.

(c)

BPR shall provide prompt written notice to the Trustee of any change to its fiscal year (it being expressly understood that the failure to provide such notice to the Trustee shall not be deemed a Default or Event of Default under this Indenture), which is currently December 31.

SECTION 4.05.	Taxes.

BPR shall, and shall cause each of its Restricted Subsidiaries to (other than with respect to obligations that upon becoming a Lien would constitute a Customary Permitted Encumbrance under clause (1) or (2) of the definition thereof) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, in each case, (a) prior to such obligation becoming secured by a Lien upon any of its properties or assets or (b) within 30 days from the date such obligations first become overdue, except such as are contested in good faith by appropriate proceedings or where the failure to effect such payment would not reasonably be expected to be adverse in any material respect to the Holders.

SECTION 4.06.	Stay, Extension and Usury Laws.

Each Issuer and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07.	Limitation on Restricted Payments.

(a)

BPR shall not, and shall not cause or permit any of the Issuers or the Guarantors (and solely with respect to Section 4.07(a)(3) hereof shall not cause or permit any of its Restricted Subsidiaries) to, directly or indirectly:

(1)

declare or pay any dividend or other distribution on account of any shares of any Equity Interest of the Issuers or any Guarantor now or hereafter outstanding, except a dividend payable solely in shares of Equity Interest of such Person or of any direct or indirect parent of such Person or in rights to subscribe for the purchase of such Equity Interest;

(2)	make or pay any intercompany loan to the Parent; or

(3)	make any Restricted Investment;

(each of the foregoing actions set forth in clauses (1), (2) and (3) being referred to as a “Restricted Payment”), unless at the time of and after giving effect to such Restricted Payment:

(i)	no Event of Default under clause (1) or (6) of the definition of “Event of Default” has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(ii)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made pursuant to this clause (ii) after the Issue Date, is less than the sum (the “CNI Restricted Payments Basket”), without duplication, of:

(A)	Cumulative Net Income; plus

(B)	any realized gain resulting from sales of assets by the Issuers or any Guarantor or any of their respective Restricted Subsidiaries; plus

(C)

(x) any realized gain resulting from the sale or other distribution (other than to BPR or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or (y) a dividend or distribution from an Unrestricted Subsidiary.

(b)	Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

(1)

the payment of any dividend or other distribution within 60 days after the date of declaration of the dividend or other distribution, as the case may be, if on the date of declaration, the dividend or other distribution or redemption payment would have complied with the provisions of this Indenture;

(2)

any Restricted Payment (i) necessary to pay required dividends to BPR’s and any REIT Subsidiary’s “accommodation” preferred shareholders and/or (ii) as is otherwise required in order to enable BPR or any REIT Subsidiary to remain in compliance with the applicable rules for qualification as a REIT under the Code and to avoid the imposition of any entity level taxes;

(3)

any Restricted Payment made to the Issuers or a Restricted Subsidiary, including, for the avoidance of doubt, to the extent necessary for the Issuers or any Restricted Subsidiary of BPR to pay its Taxes and/or to enable BPR to make Restricted Payments permitted by this Indenture;

(4)

any Restricted Payment to the extent necessary to permit (i) any of the HoldCos to pay general administrative costs and expenses (including corporate overhead, legal or similar expenses, audit and other accounting and reporting expenses and customary salary, bonus and other benefits payable to any director, officer, employee, member of management, manager and/or consultant of such HoldCo) and franchise Taxes and similar fees and expenses required to maintain the organizational existence of such HoldCo, in each case, which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claim made by any director, officer, member of management, manager, employee and/or consultant of such HoldCo and (ii) the Parent to, on the Issue Date, repay Indebtedness of the Parent outstanding under the Credit Facilities on the Issue Date;

(5)

any Restricted Payment to (or any Restricted Payment to allow any of the HoldCos to) repurchase, redeem, retire or otherwise acquire or retire for value the Equity Interests of such HoldCo or any Restricted Subsidiary thereof held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of an Issuer, any Guarantor or any of their respective Restricted Subsidiaries with cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of promissory notes issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Equity Interests of such HoldCo or any Restricted Subsidiary thereof held by any future, present or former employee, director, member of management, officer, manager or consultant (or any Affiliate or Immediate Family Member thereof) of an Issuer, any Guarantor or any of their respective Restricted Subsidiaries);

(6)	any Restricted Payment:

(A)

to either BPR or any of the HoldCos to enable BPR or such HoldCo to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of BPR or such HoldCo; and

(B)

consisting of (i) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former officer, director, employee, member of management, manager and/or consultant of the Issuers, any Guarantor, any of their respective Subsidiaries or any of the HoldCos or any of their respective Immediate Family Members and/or (ii) repurchases of Equity

Interests in consideration of the payments described in sub-clause (i) above, including demand repurchases in connection with the exercise of stock options;

(7)

Restricted Payments made with Net Proceeds remaining after application thereof as required by Section 4.09 hereof (including after the making by the Issuers of any Subject Disposition Offer required to be made by the Issuers pursuant to Section 4.09 and the application of the entire amount of such Subject Disposition Proceeds Offer to purchase Notes tendered therein);

(8)

any Restricted Payment in an amount equal to the aggregate amount of any capital contribution, the aggregate proceeds of any issuance of Qualified Equity Interests or the aggregate proceeds of any Subordinated BPR Indebtedness, in each case received by BPR or any of its Restricted Subsidiaries following the Issue Date;

(9)	any Restricted Payment to satisfy any payment obligations owing under the Merger Agreement as in effect on the Issue Date;

(10)

the payments of amounts due pursuant to the Master Services Agreement as in effect on the Issue Date and any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous, in the good faith judgment of BPR, to the Holders when taken as a whole as compared to the Master Services Agreement in effect on the Issue Date; and

(11)

upon occurrence of a Change of Control, and within 60 days after the completion of the Change of Control Offer pursuant to Section 4.14 hereof (including the purchase of all Notes tendered), any purchase or redemption of Obligations of the Issuers that are subordinate or junior in right of payment to the Notes or the Note Guarantees required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (A) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom) and (B) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by the Issuers or any Subsidiary.

(c)

For purposes of determining compliance with this Section 4.07, in the event that a payment or other action meets the criteria of more than one of the exceptions described in Section 4.07(b)(1) through (11) above, or is permitted to be made pursuant to Section 4.07(a) hereof (including by virtue of qualifying as Permitted Investment), BPR will be permitted to classify such payment or other action on the date of its occurrence in any manner that complies with this Section 4.07. Payments or other actions permitted by this Section 4.07 need not be permitted solely by reference to one provision permitting such payment or other action but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.07 permitting such payment or other action (including pursuant to any clause of the definition of “Permitted Investment”).

(d)

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date the Restricted Payment is made, or at BPR’s election, the date a commitment is made to make such Restricted Payment, of the assets or securities proposed to be transferred or issued by BPR or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

SECTION 4.08.	Limitation on Incurrence of Additional Indebtedness.

BPR shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that BPR and any of its Restricted Subsidiaries may incur Indebtedness, in each case if on the date of the incurrence of such Indebtedness, on a Pro Forma Basis after giving effect to the incurrence thereof and the application of the net proceeds therefrom, (i) the Total Net Indebtedness to Value Ratio would not have exceeded 0.70 to 1.00 and (ii) the Fixed Charge Coverage Ratio would have been at least (a) 1.35 to 1.00 (for each fiscal quarter beginning with the fiscal quarter ending December 31, 2018 through the fiscal quarter ending September 30, 2019) or (b) 1.50 to 1.00 (for the fiscal quarter ending December 31, 2019 and each fiscal quarter thereafter) (such Indebtedness, “Ratio Indebtedness”); provided, however, that, in the case of Combined Recourse Indebtedness, the amount of Indebtedness that may be incurred pursuant to the foregoing shall be subject to the limitations set forth in clause (4) of the definition of “Permitted Indebtedness.”

SECTION 4.09.	Asset Sales; Events of Loss.

(a)

No later than the 20th Business Day following the receipt of Net Proceeds in respect of any Asset Sale or Net Insurance/Condemnation Proceeds (and subject to the reinvestment rights set forth in clause (1) of this paragraph), the Issuers shall make an offer (a “Subject Disposition Offer”) at a purchase price equal to 100% of the principal amount thereof plus accrued interest to, but excluding, the date of repurchase in an amount equal to the Required Percentage of the Net Proceeds or Net Insurance/Condemnation Proceeds, as applicable, received with respect thereto in excess of the thresholds set forth in clause (3) of this Section 4.09(a) (and only such excess amount) (collectively, the “Subject Disposition Proceeds”) to all Holders; provided that:

(1)

if prior to the date any such Subject Disposition Offer is required to be made, BPR shall notify the Trustee of its intention to reinvest the Subject Disposition Proceeds in assets (including capital expenditures) used or useful in the business (other than cash or Cash Equivalents) of BPR or any of its Restricted Subsidiaries, then so long as no Event of Default then exists, the Issuers shall not be required to make a Subject Disposition Offer to the extent that:

(A)	the Subject Disposition Proceeds are so reinvested within 180 days following receipt thereof; or

(B)

BPR or any of its Restricted Subsidiaries has committed to so reinvest the Subject Disposition Proceeds during such 180-day period and the Subject Disposition Proceeds are so reinvested within 180 days after the expiration of such 180-day period, it being understood that, (i) to the extent that the Subject Disposition Proceeds have not been so reinvested prior to the expiration of the applicable period, the Issuers shall no later than the 20th Business Day thereafter make a Subject Disposition Offer with the amount of Subject Disposition Proceeds not so reinvested as set forth above (without regard to the immediately preceding proviso) and (ii) any amounts reinvested as set forth above shall no longer constitute Subject Disposition Proceeds;

(2)

if, at or prior to the time that any such Subject Disposition Offer would be required to be made (the “Subject Disposition Offer Trigger Date”), BPR or any of its Restricted Subsidiaries is or was required to repay or repurchase any other First Lien Debt (or offer to repay or repurchase such First Lien Debt) pursuant to the terms of the documentation governing such First Lien Debt with the Subject Disposition Proceeds (such First Lien Debt required to be so repaid or repurchased (or offered to be repaid or repurchased), the “Other Applicable Indebtedness”), then the relevant Person may apply the Subject Disposition Proceeds on a pro rata basis to offer to repurchase the Notes and to the repurchase or repayment (or offer of repurchase or repayment) of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Notes and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that:

(A)

the portion of the Subject Disposition Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of the Subject Disposition Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the Subject Disposition Proceeds shall be allocated to the Notes in accordance with the terms hereof); provided that, to the extent the Holders decline to have the Notes repurchased pursuant to a Subject Disposition Offer, the Issuers may elect to apply the declined amount to the prepayment of Other Applicable Indebtedness; and

(B)

to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within 10 Business Days after the date on which the holders of the Other Applicable Indebtedness are required to provide final notice declining such proceeds) be applied to make a Subject Disposition Offer in accordance with the terms hereof (without giving effect to this proviso);

(3)	the obligation to make a Subject Disposition Offer under this Section 4.09(a) shall only apply if and to the extent:

(A)

the aggregate amount of (x) Net Proceeds resulting from any individual Asset Sale, together with any Asset Sales which are in connection with the same transaction or related series of transactions and (y) Net Insurance/Condemnation Proceeds, in each case received by BPR and/or any of its Restricted Subsidiaries exceeds $25,000,000; and

(B)

the aggregate amount of such Net Proceeds described in clause (3)(A)(x) above resulting from Asset Sales or such Net Insurance/Condemnation Proceeds described in clause (3)(A)(y) above, as applicable, received by BPR or any of its Restricted Subsidiaries in any fiscal year exceeds $150,000,000; and

(4)

notwithstanding anything to the contrary contained in this Section 4.09(a), in the case of Net Proceeds or Net Insurance/Condemnation Proceeds received by any non-Wholly Owned Restricted Subsidiary of BPR, only that portion of such proceeds that are allocable (based on economic share and not necessarily percentage ownership) to BPR shall be subject to the requirement to make a Subject Disposition Offer in accordance with this Section 4.09(a) and shall be applied towards the thresholds set forth in clause (3) above.

(b)

The Issuers may satisfy the foregoing obligations with respect to any Net Proceeds in respect of any Asset Sale or Net Insurance/Condemnation Proceeds by making a Subject Disposition Offer with respect to such Net Proceeds in respect of any Asset Sale or Net Insurance/Condemnation Proceeds prior to the time period that may be required by this Indenture with respect to all or a part of the available Net Proceeds in respect of any Asset Sale or Net Insurance/Condemnation Proceeds.

(c)

Pending the final application of the amount of any Net Proceeds in respect of any Asset Sale or Net Insurance/Condemnation Proceeds pursuant to this Section 4.09, BPR and its Restricted Subsidiaries may temporarily reduce Indebtedness, or otherwise use such Net Proceeds in any manner not prohibited by this Indenture.

(d)

Notice of each Subject Disposition Offer will be sent to DTC, in the case of Global Notes, or mailed to the record Holders as shown on the register of Holders, in the case of Definitive Notes, within 20 Business Days following the Subject Disposition Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in Section 3.09 hereof. Upon receiving notice of the Subject Disposition Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 (but in minimum amounts of $2,000) in exchange for cash. To the extent Holders properly tender their Notes in an amount exceeding the Subject Disposition Offer Amount, Notes of tendering Holders will be purchased in accordance with the Depositary’s procedures (based on amounts tendered). A Subject Disposition Offer shall remain open for a period of 20 Business Days after the notice is provided or such longer period as may be required by law. To the extent that the aggregate amount of Notes and other First Lien Debt tendered pursuant to a Subject Disposition Offer is less than the Subject Disposition Offer Amount, the Issuers may use any remaining Subject Disposition Offer Amount for general corporate purposes or for any other purpose not prohibited by this Indenture. Upon completion of any such Subject Disposition Offer, the Subject Disposition Offer Amount shall be reset at zero.

(e)	Notwithstanding the above, the Issuers shall not be required to make a Subject Disposition Offer with respect to any amount:

(1)

to the extent that the relevant Subject Disposition Proceeds are received by any Foreign Restricted Subsidiary for so long as the repatriation to the Issuers of any such amount would be prohibited under any Requirements of Law or conflict with the fiduciary duties of any such Foreign Restricted Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Restricted Subsidiary (BPR hereby agreeing to cause the applicable any Foreign Restricted Subsidiary to promptly take all commercially reasonable actions required by Requirements of Law to permit such repatriation); it being understood and agreed that if the repatriation of the relevant affected Subject Disposition Proceeds is permitted under Requirements of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, in either case, within 365 days following the event giving rise to the relevant Subject Disposition Proceeds, the relevant any Foreign Restricted Subsidiary will promptly repatriate the relevant Subject Disposition Proceeds and the repatriated Subject Disposition Proceeds will be applied within 20 Business Days (net of additional Taxes payable or reserved against as a result thereof) to make a Subject Disposition Offer to the extent required herein; or

(2)

to the extent that the relevant Subject Disposition Proceeds are received in respect of any Joint Venture for so long as the distribution to the Issuers of such Subject Disposition Proceeds would be prohibited under the organizational documents governing such Joint Venture; it being understood and agreed that if the relevant prohibition ceases to exist within 365 days following the event giving rise to the relevant Subject Disposition

Proceeds, the relevant Joint Venture will promptly distribute the relevant Subject Disposition Proceeds and the distributed Subject Disposition Proceeds will be applied within 20 Business Days to make a Subject Disposition Offer to the extent required herein.

(f)

Notwithstanding the above, if BPR determines in good faith that the repatriation to the Issuers as a distribution or dividend of any amounts required to make a Subject Disposition Offer that are attributable to any Foreign Restricted Subsidiary would result in a material and adverse Tax liability (including any withholding Tax) (such amount, a “Restricted Amount”), the amount with respect to which the Issuers shall be required to make a Subject Disposition Offer shall be reduced by the Restricted Amount; provided that to the extent that the repatriation of the relevant Subject Disposition Proceeds from the relevant Foreign Restricted Subsidiary would no longer have a material and adverse tax consequence within 365 days following the event giving rise to the relevant Subject Disposition Proceeds, an amount equal to the Relevant Amount (reduced by any relevant Taxes) will be applied within 20 Business Days to make a Subject Disposition Offer to the extent required herein.

(g)

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Subject Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.09, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 4.09 by virtue thereof.

SECTION 4.10.	Limitation on Liens.

(a)

BPR shall not, and shall not cause or permit any of the Issuers or the Guarantors to, create, incur, assume or suffer to exist any Lien on any assets of the Issuers or the Guarantors that shall not constitute Collateral, except for Customary Permitted Encumbrances.

(b)

BPR shall not, and shall not cause or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (whether now owned or hereafter acquired), securing any Indebtedness of the Issuers or any Guarantor.

(c)

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness means any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness (in each case whether it would otherwise have been deemed to be incurred at the time or upon the subsequent refinancing thereof).

SECTION 4.11.	Conduct of Business.

BPR shall not, and shall not permit any of its Restricted Subsidiaries to, make any changes in the nature of the business conducted by BPR and its Restricted Subsidiaries, taken as a whole, other than to the extent reasonably related or ancillary thereto and as permitted under Section 4.07 hereof or pursuant to any Permitted Investment.

SECTION 4.12.	Corporate Existence.

Except as otherwise permitted under Article 5 hereof, BPR shall, and shall cause each of its Material Subsidiaries to, (a) preserve and maintain (i) its respective existence and (ii) all rights and franchises, licenses and permits material to its business in the jurisdiction of its incorporation or formation, (b) remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, in each case of clauses (a) and (b), except (x) other than with respect to the preservation of the existence of any Issuer, to the extent such Person’s Board of Directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person or (y) as would not reasonably be expected to be adverse in any material respect to the Holders.

SECTION 4.13.	REIT Status.

BPR and each of its Material REIT Subsidiaries shall (a) maintain its status as a REIT under the Code, (b) not revoke its election to be taxed as a REIT or cause or allow such election to be terminated and (c) not engage in any “prohibited transaction” as defined for purposes of Section 857(b)(6) of the Code that could reasonably be expected to have a material adverse effect on the business, operations or financial condition of BPR and its Restricted Subsidiaries, taken as a whole; provided that the foregoing shall not prohibit any Material REIT Subsidiary from engaging in any transaction otherwise permitted by this Indenture or otherwise failing to maintain its election to be taxed as a REIT, in each case, so long as such action does not result in a material adverse tax impact that is not reasonably compensated or offset by other material benefits to BPR or its Restricted Subsidiaries from such action.

SECTION 4.14.	Offer to Repurchase upon Change of Control.

(a)

If a Change of Control Event occurs, each Holder shall have the right to require that the Issuers purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to, but excluding, the date of purchase. Within 30 days following the date upon which the Change of Control Event occurred (unless the Issuers have previously or concurrently sent a redemption notice with respect to all outstanding Notes that is unconditional or is subject solely to the Change of Control Event occurring), the Issuers must send by first class mail or otherwise electronically in accordance with the procedures of DTC, a notice to the Trustee and each Holder, which notice shall govern the terms of the Change of Control Offer.

Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law or as provided by Section 4.14(e) hereof (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(b)

On the Change of Control Payment Date, the Issuers shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the applicable Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers. The Paying Agent shall promptly (but in any case not later than five days after the Change of Control Payment Date) mail or otherwise deliver to each Holder so tendered the Change of Control payment for such Notes, and the Trustee shall, upon receipt of an Authentication Order, promptly authenticate and mail or deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 and integral multiples of $1,000 in excess thereof. The Issuers shall notify the Holders and the Trustee of the results of the Subject Disposition Offer on the Purchase Date by posting such information on its website, on Intralinks, SyndTrak, ClearPar or any comparable password-protected online data system (which may be nonpublic and may be maintained by BPR or a third party).

(c)

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the Issuers comply with the provisions of any such securities laws or regulations, the Issuers shall not be deemed to have breached their obligations under this Section 4.14.

(d)

Notwithstanding anything to the contrary in this Section 4.14, the Issuers shall not be required to make a Change of Control Offer upon a Change of Control Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(e)

A Change of Control Offer may be made in advance of a Change of Control Event, and conditioned upon such Change of Control Event occurring, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. The Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered, including by electronic transmission) as such Change of Control Event occurs. The Issuers may rescind or amend the Change of Control Offer in the event that the Issuers shall determine that the Change of Control Event will not occur by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed. A Change of Control Offer made in advance of the Change of Control Event may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture.

SECTION 4.15.	Future Note Guarantees by Restricted Subsidiaries.

(a)

If after the Issue Date, any of BPR’s Domestic Restricted Subsidiaries that is not then an Issuer or a Guarantor becomes a borrower, enters into any guarantee or otherwise incurs any Indebtedness under the Credit Facilities, such Restricted Subsidiary shall, within 60 days after the date of such Guarantee or incurrence of Indebtedness, (a) execute and deliver to the Trustee a supplemental indenture substantially in the form attached to this Indenture pursuant to which such Domestic Restricted Subsidiary will Guarantee the Notes and (b) deliver to the Trustee an Opinion of Counsel that such supplemental indenture above has been duly authorized, executed and delivered and constitutes a legally valid and binding and enforceable obligation (subject to customary qualifications and exceptions).

(b)

Each Person that becomes a Guarantor after the Issue Date shall (1) at such time, become a party to the applicable Security Documents and (2) as promptly as practicable thereafter, execute and deliver such security instruments, financing statements, mortgages, deeds of trust and certificates (to the extent, and in substantially the form, delivered on the Issue Date) and take such other actions as may be necessary to vest in the Collateral Agent a first-priority perfected security interest (subject to Permitted Liens) in the properties and assets of such Guarantor that constitute Collateral as security for the Notes or the Note Guarantees and deliver to the Trustee and the Collateral Agent an Opinion of Counsel that such Security Documents are permitted and authorized under this Indenture, have been duly authorized, executed and delivered, the provisions therein are sufficient to create a security interest in the properties and assets of such Guarantor that constitute Collateral as security for the Notes and the Note Guarantees) and the security interests created have been perfected, and constitute a legally valid and binding enforceable obligation (subject to customary qualifications and exceptions), and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

SECTION 4.16.	Designation of Restricted and Unrestricted Subsidiaries.

BPR’s Board of Directors may designate any Restricted Subsidiary of BPR to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default; provided that in no event shall any Issuer or any of BPR’s Subsidiaries that directly or indirectly owns Equity Interests of an Issuer be designated as an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by BPR and its Restricted Subsidiaries in the Subsidiary so designated shall be deemed to be an Investment made as of the time of the designation and shall reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of “Permitted Investments,” as determined by BPR. That designation shall only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. BPR’s Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default or an Event of Default. Upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, BPR and its Restricted Subsidiaries shall be deemed to continue to have a “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) their “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to BPR’s and its Restricted Subsidiaries equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation.

Any designation of a Subsidiary of BPR as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a Board Resolution of BPR giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted under Section 4.07 hereof. BPR’s Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of BPR; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of BPR of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 4.08 hereof, calculated on a Pro Forma Basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

SECTION 4.17.	Suspension of Covenants.

(a)

During any period of time following the Issue Date that (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), BPR and its Restricted Subsidiaries shall not be subject to the following provisions of this Indenture:

(1)	Section 4.07;

(2)	Section 4.08;

(3)	Section 4.09;

(4)	Section 4.11;

(5)	Section 4.15; and

(6)	Section 5.01(a)(3),

(collectively, the “Suspended Covenants”). In addition, in the event that BPR and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and, on any subsequent date (the “Reversion Date”), one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then BPR and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the day of a Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” Within 30 days of the Reversion Date, any Restricted Subsidiary that would have been required during the Suspension Period but for the Suspended Covenants by Section 4.15 hereof to execute a supplemental indenture shall execute such supplemental indenture and Security Documents required by Section 4.15. Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

(b)

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.08 hereof to the extent such Indebtedness would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date. To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to Section 4.08 hereof, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the definition of “Permitted Indebtedness.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments pursuant to Section 4.07 hereof shall be made as though Section 4.07 had been in effect prior to, but not during, the Suspension Period. For purposes of Section 4.09(c) hereof, the amount of Net Proceeds resulting from Asset Sales shall be reset to zero. On and after each Reversion Date, BPR and its Restricted Subsidiaries shall be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period (and not in contemplation of the Reversion Date), so long as such contract and such consummation would have been permitted during such Suspension Period.

(c)

BPR shall deliver to the Trustee an Officers’ Certificate notifying the Trustee of any Covenant Suspension Event or the commencement of any Suspension Period and certifying that such suspension complied with the foregoing provisions. In the absence of such notice, the Trustee shall assume the Suspended Covenants apply and are in full force and effect. BPR shall deliver to the Trustee an Officers’ Certificate notifying the Trustee of any occurrence of a Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

ARTICLE V

SUCCESSORS

SECTION 5.01.	Merger, Consolidation and Sale of Assets.

(a)

BPR shall not, directly or indirectly, (i) consolidate or merge with another Person (whether or not BPR is the surviving entity) or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties and assets or BPR and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person (including pursuant to a Delaware LLC Division), unless:

(1)	either BPR is the survivor, or if BPR is not the survivor, the survivor shall expressly assume the obligations of BPR under the Note Documents;

(2)	no Event of Default shall occur immediately after giving effect to such transaction; and

(3)

on a Pro Forma Basis after giving effect to such transaction and any related financing transaction as if such transactions had occurred at the beginning of the applicable four quarter period, the Fixed Charge Coverage Ratio would have been (i) at least (a) 1.35 to 1.00 (for each fiscal quarter beginning with the fiscal quarter ending December 31, 2018 through the fiscal quarter ending September 30, 2019) or (b) 1.50 to 1.00 (for the fiscal quarter ending December 31, 2019 and each fiscal quarter thereafter) or (ii) equal to or greater than the Fixed Charge Coverage Ratio immediately prior to such transaction.

(b)

Notwithstanding the above, BPR (i) may consolidate or merge with or into an Affiliate of BPR that is incorporated solely for the purposes of reincorporating BPR in another state of the United States or the District of Columbia so long as the amount of Indebtedness of BPR and its Restricted Subsidiaries is not increased thereby and (ii) may be converted into, or reorganized or reconstituted as (A) a corporation in another state of the United States or the District of Columbia or (B) a limited liability company or limited partnership in another state of the United States or the District of Columbia that has a Restricted Subsidiary that is a corporation organized under the laws of any state of the United States or the District of Columbia which, concurrently with the consummation of such conversion, reorganization or reconstitution, becomes a co-issuer of the Notes pursuant to a supplemental indenture reasonably satisfactory to the Trustee.

(c)

Subject to Section 10.06(1) and (2) hereof, none of the Issuers (other than BPR) or any Guarantor shall, directly or indirectly, (i) consolidate or merge with another Person (whether or not such Issuer or Guarantor is the surviving entity) or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to another Person (including, in the case of each of the foregoing clauses, pursuant to a Delaware LLC Division), unless:

(1)	no Event of Default shall occur immediately after giving effect to such transaction; and

(2)	either:

(A)

such Issuer or Guarantor is the survivor, or if such Issuer or Guarantor is not the survivor, the survivor shall expressly assume the obligations of such Issuer or Guarantor under the Note Documents (or in the case of a Delaware LLC Division, any survivor shall expressly assume the obligations of such Issuer or Guarantor); provided if such transaction involves a Specified Subsidiary, such Specified Subsidiary shall be the survivor; or

(B)	the transaction is made in compliance with the provisions of Section 4.09 hereof.

(d)

Notwithstanding the above, the provisions of this Section 5.01 will not apply to (1) any consolidation or merger between any Issuer or Guarantor, on the one hand, and any Issuer or Guarantor, on the other hand, or (2) any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties and assets of any Issuer or Guarantor, on the one hand, to any Issuer or Guarantor, on the other hand (including pursuant to a Delaware LLC Division). In addition, any Issuer or Guarantor (other than BPR) (i) may consolidate or merge with or into an Affiliate that is incorporated solely for the purpose of reincorporating such Issuer or Guarantor in another state of the United States or the District of Columbia so long as the amount of Indebtedness of such Issuer or Guarantor is not increased thereby and (ii) may convert into a Person organized or existing under the laws of a jurisdiction in the United States.

(e)

In case of any such consolidation, merger, sale or conveyance, and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Guarantee of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Guarantees of the Notes issuable hereunder which theretofore shall not have been signed by the Issuers and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

SECTION 5.02.	Successor Corporation Substituted.

Upon any consolidation or merger, or any transfer of all or substantially all of the assets of any Issuer in accordance with Section 5.01 hereof, in which such Issuer is not the survivor, the successor Person formed by such consolidation or into which such Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of such Issuer under this Indenture and the Notes with the same effect as if such surviving entity had been named as such and that, in the event of a conveyance or transfer (but not a lease), the conveyor or transferor (but not a lessor) shall be released from the provisions of this Indenture.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.01.	Events of Default.

Each of the following is an “Event of Default”:

(1)	the failure to pay interest on the Notes when the same becomes due and payable if the default continues for a period of 30 days;

(2)

the failure to pay the principal on the Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Subject Disposition Offer on the date specified for such payment in the applicable offer to purchase);

(3)

a default in the observance or performance of any other covenant or agreement contained in this Indenture which default continues for a period of 60 days (or 180 days in the case of Section 4.03 hereof) after BPR receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 30% of the outstanding principal amount of the Notes;

(4)

the failure to pay at final stated maturity the principal amount of any Recourse Indebtedness by any of the Issuers or Guarantors, or the acceleration of the final stated maturity of any Recourse Indebtedness by the lenders or holders thereof, if the aggregate principal amount of such Recourse Indebtedness (or, in the case of any Derivatives Contract, the Derivatives Termination Value), together with the principal amount of any other such Recourse Indebtedness (for the avoidance of doubt, only as to the portion of such Indebtedness that is resource to an Issuer or a Guarantor) in default for failure to pay principal at final maturity or which has been accelerated, aggregates $250.0 million or more at any time (in each case excluding such defaults solely relating to any Specified Property or any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Specified Properties or Equity Interests of a Person all or substantially all of whose assets comprise any Specified Property);

(5)

other than with respect to Nonrecourse Indebtedness, one or more judgments in an aggregate amount for which an insurer has denied coverage in excess of $250.0 million shall have been entered against any Issuer, Guarantor or any Material Subsidiary that is a Restricted Subsidiary (other than judgments solely relating to the Specified Properties or any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Specified Properties or Equity Interests of a Person all or substantially all of whose assets comprise any Specified Property) and such judgments remain undischarged or unpaid for a period of 60 days after such judgments become final and nonappealable;

(6)

a case or other proceeding shall be commenced against BPR or any of its Material Subsidiaries that are Restricted Subsidiaries (other than any Specified Property or any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Specified Properties or Equity Interests of a Person all or substantially all of whose assets comprise any Specified Property) in any court of competent jurisdiction seeking:

(i)

relief under Bankruptcy Law or under any other Requirements of Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive days; or

(ii)

the appointment of a trustee, receiver, custodian, liquidator or similar official of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such appointment shall continue for 90 consecutive days;

(7)

BPR or any of its Material Subsidiaries that are Restricted Subsidiaries (other than any Specified Property or any Subsidiary or Subsidiaries all or substantially all of whose assets comprise Specified Properties or Equity Interests of a Person all or substantially all of whose assets comprise any Specified Property) shall:

(A)	commence a voluntary case under Bankruptcy Law;

(B)	file a petition seeking to take advantage of any other Requirements of Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts;

(C)	consent to any petition filed against it in an involuntary case under such Bankruptcy Laws or other Requirements of Law or consent to any proceeding or action described in clause (6) above;

(D)	apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign;

(E)	make a general assignment for the benefit of creditors; or

(F)	be generally unable, or fail, or shall admit in writing its inability, to pay its debts as such debts become due;

(8)

except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its Obligations under its Note Guarantee;

(9)

with respect to any Collateral having a Fair Market Value in excess of $250.0 million, individually or in the aggregate, unless such Collateral has been or is permitted to be released from the Liens in accordance with the provisions of the Security Documents, (a) the security interest with respect to such Collateral under any Security Document shall fail to be in full force and effect, for any reason, and such failure should continue for 60 days or (b) the assertion by BPR or any Guarantor, in any pleading in any court of competent jurisdiction, that any security interest with respect to such Collateral under any Security Documents is invalid or unenforceable; or

(10)

a default in the observance or performance of any covenant or agreement contained in the Parent Agreement which default continues for a period of 60 days after BPR or the Parent receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 30% of the outstanding principal amount of the Notes.

SECTION 6.02.	Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(6) or (7) hereof with respect to BPR) shall occur and be continuing, the Trustee or the Holders of at least 30% in principal amount of outstanding Notes may declare the principal of, and accrued interest on, all the Notes to be due and payable immediately by notice in writing to the Issuers and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same: (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Facilities, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Facilities and five Business Days after receipt by the Issuers and the representative under the Credit Facilities of such Acceleration Notice but only if such Event of Default is then continuing. If an Event of Default specified in Section 6.01(6) or (7) hereof occurs and is continuing with respect to BPR, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on, all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences (i) if the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest, overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) if the Issuers have paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and (v) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(6) or (7) hereof, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03.	Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04.	Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then-outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and interest on the Notes (including in connection with an offer to purchase) (provided, however, that the Holders of a majority in aggregate principal amount at maturity of the then-outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration in accordance with Section 6.02 hereof). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05.	Control by Majority.

Holders of a majority in principal amount of the then-outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture, the Security Documents or the Intercreditor Agreement that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in financial or personal liability.

SECTION 6.06.	Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(1)	the Holder gives to the Trustee written notice of a continuing Event of Default;

(2)	the Holders of at least 30% in principal amount of the then-outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(5)	during such 60-day period, the Holders of a majority in principal amount of the then-outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07.	Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the contractual right of any Holder to receive payment of principal, premium and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08.	Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal amount of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09.	Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent, and each of their agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and each of their agents and counsel, and any other amounts due the Trustee and the Collateral Agent under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and each of their agents and counsel, and any other amounts due the Trustee and the Collateral Agent under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10.	Priorities.

Any money collected by the Trustee pursuant to this Article, and any other money or property distributable in respect of the Issuers’ obligations under this Indenture after an Event of Default, shall be applied in the following order:

First:        to the Trustee and the Collateral Agent (including any predecessor Trustee or Collateral Agent), their agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by them (including any predecessor Trustee or Collateral Agent) and the costs and expenses of collection;

Second:        to Holders for amounts due and unpaid on the Notes for principal amount, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal amount, premium and interest, respectively; and

Third:        to the Issuers or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Trustee shall send to each Holder and the Issuers a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11.	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof or a suit by Holders of more than 10% in principal amount of the then-outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.01.	Duties of Trustee.

(a)

If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)	Except during the continuance of an Event of Default:

(1)

the duties of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)

in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of certificates or opinions which are specifically provided for by any provision herein to be provided to it, the Trustee shall examine the certificates and opinions which are specifically required to be delivered to the Trustee by any provision of this Indenture to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)

The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), except that:

(1)	this paragraph does not limit the effect of paragraphs (b) or (e) of this Section 7.01;

(2)	the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)	the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)	Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (e) and (f) of this Section 7.01.

(e)

No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture, the Security Documents, the Parent Agreement or the Intercreditor Agreement at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)

The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.02.	Rights of Trustee.

(a)

The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)

Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection, and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)	The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)

The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, the Security Documents or the Intercreditor Agreement.

(e)	Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Officer of the Issuers.

(f)

The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture, the Security Documents, the Parent Agreement or the Intercreditor Agreement at the request, order or direction of any of the Holders, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g)

The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of Indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)

The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i)	The permissive right of the Trustee to take or refrain from taking any actions enumerated in this Indenture shall not be construed as a duty.

(j)

The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action.

(k)

Anything in this Indenture notwithstanding, in no event shall the Trustee be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(l)

The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(m)

By accepting a Note, each Holder will be deemed to have irrevocably authorized the Trustee to execute and deliver each document to be executed by the Trustee on its behalf, including the Intercreditor Agreement and the Parent Agreement, and to perform the duties and exercise the rights and powers that are specifically given to it under such documents to which it is a party, together with any other incidental rights and powers.

SECTION 7.03.	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. The Registrar or any Paying Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.04.	Trustee’s Disclaimer.

The Trustee shall not be responsible for, and makes no representation as to the validity or adequacy of, this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying

Agent other than the Trustee and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.05.	Notice of Defaults.

(a)

The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(b)

Within 90 days after the occurrence of a Default or an Event of Default, the Trustee shall mail (or otherwise transmit in accordance with the applicable procedures of DTC) to Holders, as their names and addresses appear in the security register for the Notes, a notice of the Default or Event of Default known to the Trustee, unless such Default or Event of Default shall have been cured or waived. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.06.	Reports by Trustee to Holders of the Notes.

Within 60 days after each May 15 beginning with May 15, 2020, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the 12 months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA §313(b)(2). The Trustee shall also transmit by mail all reports as required to comply with TIA §313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Issuers and filed with the SEC and each stock exchange (if any) on which the Notes are listed in accordance with TIA §313(d). The Issuers shall promptly notify the Trustee whenever the Notes become listed on, or delisted from, any stock exchange.

The Trustee shall not be deemed to have any actual or constructive notice or knowledge of any reports or notice received from the Issuers or the Guarantors and subsequently provided to the Holders.

SECTION 7.07.	Compensation and Indemnity.

The Issuers and the Guarantors shall, jointly and severally, pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers and the Guarantors shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee against any and all losses, claims, damages, liabilities or expenses (including reasonable attorneys’ fees and expenses) incurred by it arising out of, or in connection with, the acceptance or administration of its duties under this Indenture and the Parent Agreement, including the costs and expenses of enforcing this Indenture and the Parent Agreement against the Issuers and the Guarantors (including this Section 7.07) and the Parent (as applicable) and defending itself against any claim (whether asserted by the Issuers the Guarantors or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or under the Parent Agreement, except to the extent any such loss, liability or expense shall be determined to have been caused by its own negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Trustee shall notify the Issuers and the Guarantors promptly of any claim of which a Responsible Offer has received notice for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of its obligations hereunder. The Issuers shall defend the claim, and the Trustee shall cooperate in the defense. The Trustee may have separate counsel, and the Issuers shall pay the reasonable fees and expenses of such counsel; provided, however, that the Issuers shall not be required to pay such fees and expenses if they assume the Trustee’s defense and, in the Trustee’s reasonable judgment, there is no actual or potential conflict of interest between the Issuers and the Guarantors, as applicable, and the Trustee in connection with such defense. The Issuers and the Guarantors need not pay for any settlement made without their consent, which consent shall not be unreasonably withheld.

The obligations of the Issuers and the Guarantors under this Section 7.07 shall survive the resignation or removal of the Trustee, the satisfaction and discharge and the termination of this Indenture, and the termination of the Parent Agreement.

To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the resignation or removal of the Trustee, the satisfaction and discharge and the termination of this Indenture, and the termination of the Parent Agreement.

In addition, and without prejudice to the rights provided to the Trustee under any of the provisions of this Indenture, when the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

“Trustee,”  for purposes of this Section 7.07, shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

SECTION 7.08.	Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in principal amount of the then-outstanding Notes may remove the Trustee by, with 30 days’ prior notice, so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(1)	the Trustee fails to comply with Section 7.10 hereof,

(2)	the Trustee is adjudged bankrupt or insolvent, or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)	a custodian or public officer takes charge of the Trustee or its property; or

(4)	the Trustee becomes incapable of acting.

If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then-outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in principal amount of the then-outstanding Notes may petition any court of competent jurisdiction, at the expense of the Issuers, for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and are subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.09.	Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

SECTION 7.10.	Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any State thereof, that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee shall comply with TIA §310(b).

SECTION 7.11.	Preferential Collection of Claims Against the Issuers.

The Trustee shall comply with TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01.	Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at their option and at any time, elect to have either Section 8.02 or 8.03 hereof applied with respect to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02.	Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of, and at the expense of, the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on, the Notes when such payments are due, (b) the Issuers’ obligations with respect to such Notes under Article 2 and Section 4.02 hereof, (c) the rights, powers, trust, duties and immunities of the Trustee hereunder, and the Issuers’ obligations in connection therewith, and (d) the provisions of this Article 8 with respect to Legal Defeasance. Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

SECTION 8.03.	Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under the covenants contained in Sections 4.03, 4.04, 4.07, 4.08, 4.09, 4.10, 4.11, 4.14, 4.15 and 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(4), (5), (8) and (9) hereof shall not constitute Events of Default.

SECTION 8.04.	Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes: In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, premium, if any, and interest on, the

Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)

in the case of an election under Section 8.02 hereof, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of an election under Section 8.03 hereof, the Issuers shall have delivered to the Trustee an Opinion of Counsel in the United States of America reasonably acceptable to the Trustee (which may be counsel to BPR) confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which an Issuer or any Guarantor is a party or by which an Issuer or any Guarantor is bound;

(5)

such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) or any other material agreement or instrument to which BPR or any of its Subsidiaries is a party or by which BPR or any of its Subsidiaries is bound;

(6)

the Issuers shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over any other creditors of the Issuers or others or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuers or others;

(7)

the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for, or relating to, the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)	the Issuers shall have paid, or duly provided for payment of, all amounts then due to the Trustee pursuant to Section 7.07 hereof.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above with respect to a Legal Defeasance need not be delivered if all Notes not therefor delivered to the Trustee for cancellation (A) have become due and payable or (B) will become due and payable on the maturity date within one year under arrangements set forth herein for giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers.

SECTION 8.05.	Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal amount, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on, or assessed against, the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally-recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06.	Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in this Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have (x) become due and payable, pursuant to an optional redemption notice or otherwise or (y) will become due and payable within one year or are to be called for redemption within one year, and the Issuers have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on, the Notes to the date of deposit together with irrevocable instructions from the Issuers directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated by BPR as of the date of the notice of redemption, with any deficit as of the redemption date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the redemption date, with any Applicable Premium Deficit to be set forth in an officers’ certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption; (ii) the Issuers have paid all other sums payable under this Indenture by the Issuers; and (iii) the Issuers have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

SECTION 8.07.	Repayment to the Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Issuers on its request or (if then held by the Issuers) shall be discharged from such trust; and the Holder of such Note shall thereafter, as a secured creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may, at the expense of the Issuers, cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

SECTION 8.08.	Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Article 8 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Article 8 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Article 8 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.09.	REIT Compliance.

Notwithstanding anything to the contrary in any Note Document, any funds deposited in trust pursuant to this Article 8 shall only be invested in REIT Eligible Investments.

SECTION 8.10.	Survival.

The Trustee’s rights under this Article 8 shall survive termination of this Indenture or the resignation or removal of the Trustee.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.	Without Consent of Holders of Notes.

Notwithstanding Section 9.02 hereof, the Issuers, the Guarantors and the Trustee may amend or supplement the Note Documents without the consent of any Holder to:

(1)	cure any ambiguity, defect or inconsistency;

(2)

provide for uncertificated notes in addition to, or in place of, certificated notes or to alter the provisions of Article 2 hereof relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect the legal rights of any Holder;

(3)	provide for the assumption of an Issuer’s or a Guarantor’s obligations to the holders by a successor to an Issuer or a Guarantor pursuant to Article 5 or Article 10 hereof;

(4)	make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights hereunder of any Holder;

(5)	provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(6)

allow any Guarantor to execute a supplemental indenture, a joinder to any Security Document and/or a Note Guarantee with respect to the Notes; provided that any such supplemental indenture, joinder and/or Note Guarantee need only be executed by such Guarantor;

(7)	provide for the issuance of exchange notes or private exchange notes in exchange for the Notes;

(8)

conform the text of any Note Document to any provision of the Description of Notes to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of a Note Document;

(9)	evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee hereunder pursuant to the requirements hereof;

(10)	add assets to the Collateral or release Collateral from any Lien as permitted under this Indenture;

(11)	mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders;

(12)	provide extensions with respect to timing for, or modifications to the ministerial or administrative requirements for granting Liens, to the extent not prohibited under the Security Documents;

(13)	enter into intercreditor arrangements with respect to the Secured Debt regarding the Collateral;

(14)

provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extensions, substitution, refinancing, restructuring, replacement, supplementing or other modification to the Credit Facilities or other Secured Debt; or

(15)

if any amendments have been made to the Credit Facilities with the consent of the Credit Agreement Administrative Agent (and not including any amendments that were obtained with the consent or waiver of the lenders thereunder) pursuant to Section 1.04 thereof as in effect on the Issue Date (which provides for certain amendments to be made to the Credit Facilities following a change in GAAP or in the application thereof, a change in the functional currency reflected in the financial statements of BPR and its Restricted Subsidiaries or an election by, or requirement that, BPR and its Restricted Subsidiaries report under IFRS), provide for corresponding amendments to be made to this Indenture.

Upon the request of the Issuers accompanied by a resolution of their respective Boards of Directors authorizing the execution of any such amendment, supplement or supplemental indenture, and upon receipt by the Trustee of the documents described in Sections 7.02 and 11.02 hereof, the Trustee shall join with the Issuers and the Guarantors in the execution of any amendment, supplement or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amendment, supplement or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise

SECTION 9.02.	With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Note Documents (including Sections 3.09, 4.09 and 4.14 hereof) may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.08 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Note Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Issuers accompanied by resolutions of their respective Boards of Directors authorizing the execution of any such amendment, supplement or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Sections 7.02 and 11.02 hereof, the Trustee shall join with the Issuers and the Guarantors in the execution of such amendment, supplement or supplemental indenture unless such amendment, supplement or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may, in its discretion, but shall not be obligated to, enter into such amendment, supplement or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.08 hereof, the Holders of a majority in principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuers with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3)

reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4)	make any Notes payable in money other than that stated in such Notes;

(5)

make any change in the provisions of this Indenture protecting the right of each Holder to receive payment of principal of and interest on the Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6)

after the Issuers’ obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Issuers to make and consummate a Change of Control Offer in the event of a Change of Control Event or modify any of the provisions or definitions with respect thereto after a Change of Control Event has occurred; or

(7)	modify or change any provision of this Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the Holders.

Any modification, amendment or waiver of this Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral, taken as a whole, from the Liens securing the Notes other than in accordance with this Indenture and the Security Documents, or modifying the Intercreditor Agreement in any manner adverse in any material respect to the Holders, will require the consent of the Holders of at least 66 2/3% in principal amount of the Notes.

SECTION 9.03.	Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

SECTION 9.04.	Notation on, or Exchange of, Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers, in exchange for all Notes, may issue, and the Trustee shall, upon receipt of an Authentication Order, authenticate, new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.05.	Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment, supplement or supplemental Indenture authorized pursuant to this Article 9 if the amendment, supplement or supplemental Indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuers may not sign an amendment, supplement or supplemental Indenture until the Board of Directors of each Issuer approves it. In executing any amendment, supplement or supplemental indenture, the Trustee shall be given and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 11.02 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or supplemental indenture is authorized or permitted by this Indenture, the Security Documents and the Intercreditor Agreement.

ARTICLE X

NOTE GUARANTEES

SECTION 10.01.	Note Guarantees.

Each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of, premium, if any, and interest on, the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuers under this Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuers under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of, payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Obligations; or (f) except as set forth in Section 10.07 hereof, any change in the ownership of such Guarantor.

Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth in Sections 10.02 and 10.07 hereof, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner, or to any extent, vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if, at any time, payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuers or otherwise.

In furtherance of the foregoing, and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuers to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (1) the unpaid amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary Guaranteed Obligations of the Issuers to the Holders and the Trustee.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article 6 for the purposes of such Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 10.01.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

SECTION 10.02.	Limitation on Liability.

Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 10.03.	Successors and Assigns.

This Article 10 shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders, and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to, and be vested in, such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04.	No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

SECTION 10.05.	Modification.

No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to, or demand on, any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06.	Release of Guarantor.

A Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged:

(1)

in connection with any sale, transfer or other disposition of all or substantially all the assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) BPR or a Restricted Subsidiary of BPR, if the sale or other disposition does not violate the provisions of Section 5.01 hereof;

(2)

in connection with any sale or other disposition of Equity Interests of such Guarantor, after which such Guarantor is no longer a Subsidiary of BPR, to a Person that is not (either before or after giving effect to such transaction) BPR or a Restricted Subsidiary of BPR, if the sale or other disposition does not violate the provisions of Sections 4.09 and 5.01 hereof;

(3)	if BPR designates such Guarantor to be an Unrestricted Subsidiary pursuant to the terms of this Indenture;

(4)	upon legal defeasance, covenant defeasance or satisfaction and discharge of this Indenture as described under Article 8 hereof;

(5)	upon the liquidation or dissolution of such Guarantor; provided that no Default or Event of Default has occurred and is continuing;

(6)	upon the full and final payment of the Notes and performance of all Obligations of the Issuer and the Guarantors under the Note Documents;

(7)

upon the consolidation or merger of such Guarantor with and into any Issuer or another Guarantor (provided that such Issuer or other Guarantor is the surviving Person in such consolidation or merger) or upon the liquidation of such Guarantor following the transfer of all of its assets to the Issuer or another Guarantor;

(8)	upon the release or discharge of the Guarantee by such Guarantor of the Credit Facilities except if such release or discharge is by or as a result of payment by such Guarantor under such Guarantee; or

(9)	as described under Article 9 hereof.

SECTION 10.07.	Contribution.

Each Guarantor that makes a payment under its Note Guarantee shall be entitled, upon payment in full of all Guaranteed Obligations, to contribution from each other Guarantor, as applicable, in an amount equal to such Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01.	Notices.

Any notice or communication by the Issuers, any Guarantor or the Trustee to the others is duly given if in writing and delivered by hand or overnight courier service, mailed or certified or registered mail or sent by email, to the others’ address:

If to the Issuers and/or any Guarantor:

Brookfield Property REIT Inc.

350 North Orleans Street, Suite 300

Chicago, Illinois 60645

Attention: Chief Financial Officer

Email: loancompliance@brookfieldpropertiesretail.com

Telephone: (312) 960-5000

with a copy to each of (which shall not constitute notice to any Issuer or Guarantor):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Heather Emmel

Email: heather.emmel@weil.com

Telephone: (212) 310-8000

and

Brookfield Property REIT Inc.

350 North Orleans Street, Suite 300

Chicago, Illinois 60645

Attention: General Counsel

Email: legalfinance@brookfieldpropertiesretail.com

Telephone: (312) 960-5000

If to the Trustee:

Wells Fargo Bank, National Association

1 Independent Drive

Jacksonville, Florida 32202

Attention: Corporate Trust Services – Administrator for Brookfield Property REIT

Email: tina.gonzalez@wellsfargo.com

Telephone: (904) 351-7259

The Issuers, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All such notices and other communications (other than those sent to Holders or the Trustee) (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof or three Business Days after dispatch if sent by certified or registered mail, in each case, delivered, sent or mailed (properly addressed) to the relevant party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01, and (ii) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that any such notice or communication not given during the normal business hours of the recipient shall be deemed to have been given at the opening of business on the next Business Day for the recipient. All notices and communications sent to the Trustee shall be deemed to have been duly given when actually received.

Any notice or communication to a Holder shall be delivered electronically or mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail or deliver electronically a notice or communication to a Holder, or any defect in it, shall not affect its sufficiency with respect to other Holders.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method), and the Trustee, in its discretion, elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon, and compliance with, such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

If a notice or communication is mailed or electronically delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers mail or electronically deliver a notice or communication to Holders, they shall mail or electronically deliver a copy to the Trustee, each Paying Agent and the Registrar at the same time.

SECTION 11.02.	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee:

(1)

an Officers’ Certificate (which shall include the statements set forth in Section 11.03 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)

an Opinion of Counsel (which shall include the statements set forth in Section 11.03 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with.

SECTION 11.03.	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1)	a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)	a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)

a statement that, in the opinion of such Person, he or she has, or they have made, such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)	a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 11.04.	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 11.05.	No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, manager, agent or stockholder of the Issuers or any Guarantor shall have any liability for any obligations of the Issuers or any Guarantor under the Notes, this Indenture, the Security Documents or any Note Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

SECTION 11.06.	Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 11.07.	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers, their Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 11.08.	Successors.

All agreements of the Issuers and the Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 11.09.	Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.10.	Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 11.11.	Table of Contents, Headings, etc.

The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 11.12.	Waiver of Trial by Jury.

EACH PARTY HERETO, AND EACH HOLDER, BY ITS ACCEPTANCE OF A NOTE, HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS INDENTURE.

SECTION 11.13.	Agreement to Provide Certain Tax-Related Information to the Trustee.

In order to comply with applicable Tax laws, rules and regulations for withholding of Taxes, including under Sections 1471 through 1474 of the Code (including directives, guidelines and interpretations promulgated by competent authorities), in effect from time to time (“FATCA”), the Issuers agree (i) upon written request, to provide to the Trustee any tax-related information about Holders or any taxable transactions contemplated pursuant to this Indenture (including any modification to the terms of such transactions), to the extent such information is in the Issuers’ possession, so that the Trustee can determine whether it has tax-related obligations under any Tax law (including FATCA) and (ii) that the Trustee may, to the extent it is required to do so by any Tax law (including FATCA), deduct or withhold income or other similar taxes imposed by such Tax law (including FATCA) from payments hereunder.

SECTION 11.14.	Submission to Jurisdiction.

Each of the Issuers and the Guarantors hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Southern District in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture, the Guarantees and the Notes, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.

SECTION 11.15.	Intercreditor Agreement Controls.

Notwithstanding any contrary provision in this Indenture, this Indenture is subject to the provisions of the Intercreditor Agreement. The Issuers, the Guarantors, the Collateral Agent and the Trustee acknowledge and agree to be bound by the provisions of the Intercreditor Agreement, subject to Section 2.06(h)(8) and Article 7 hereof and subject to the exculpatory and indemnification provisions of Articles 7 and 12 hereof that benefit the Trustee and the Collateral Agent, respectively.

ARTICLE XII

COLLATERAL AND SECURITY

SECTION 12.01.	The Collateral Agent.

(a)

By accepting a Note, each Holder will be deemed to have irrevocably appointed the Collateral Agent to act as collateral agent under the applicable Security Documents and irrevocably authorized the Collateral Agent to (i) perform the duties and exercise the rights and powers that are specifically given to it under the Security Documents or other documents to which it is a party, together with any other incidental rights and powers, and (ii) execute each document to be executed by the Collateral Agent on its behalf, including the Intercreditor Agreement or any other intercreditor agreements with future holders or agents of Indebtedness of the Issuers and the Guarantors (collectively, for purposes of this Article 12, the “Intercreditor Agreements”), any Security Documents and all other instruments relating to the Security Documents. The Holders may not, individually or collectively, take any direct action to enforce the Security Documents. The Collateral Agent will have no duties or obligations with respect to the Collateral except those expressly set forth hereunder or in the applicable Security Documents or the Intercreditor Agreements and no implied covenants or obligations shall be read into such documents against the Collateral Agent. The Collateral Agent will not be liable for any action taken or not taken by it in the absence of its own gross negligence, willful misconduct or bad faith (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Collateral Agent will be entitled to rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it in good faith to be genuine and to have been signed or sent by the proper person. The Collateral Agent may consult with legal counsel (who may be counsel for the Issuers), independent accountants and other experts selected by it, and will not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Without limiting the generality of the foregoing, the Collateral Agent:

(1)	shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing;

(2)

shall not have any duty to take any discretionary action or exercise any discretionary powers and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Security Document, the Intercreditor Agreements or applicable law;

(3)

shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Issuers or any of their Affiliates that is communicated to or obtained by the Person serving as a Collateral Agent or any of its Affiliates in any capacity;

(4)

shall not be liable for any action taken or not taken by it (i) with the consent or at the request of any Applicable Authorized Representative (as defined in the Intercreditor Agreement) or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) in reliance on an Officers’ Certificate of the Issuers stating that such action is permitted by the terms of the Intercreditor Agreements. The Collateral Agent shall be deemed not to have knowledge of any Event of Default hereunder or under any series of First Lien Obligations unless and until written notice describing such Event of Default is received by such Collateral Agent from the representative of such First Lien Obligations or the Issuers; and

(5)

shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with the Intercreditor Agreements or any Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of the Intercreditor Agreements, any other Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by any Security Document, (v) the existence, value or the sufficiency of any Collateral for any series of First Lien Obligations, or (vi) the satisfaction of any condition set forth in any operative agreements governing First Lien Obligations or any Security Document, other than to confirm receipt of items expressly required to be delivered to such Collateral Agent.

The use of the term “agent” herein with reference to a Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law other than as a “representative” as such term is used in Section 9-102(a)(72)(E) of the UCC.

BY ACCEPTING A NOTE EACH HOLDER WILL BE DEEMED TO HAVE IRREVOCABLY AGREED TO THE FOREGOING PROVISIONS OF THIS SECTION 12.01(a) AND SHALL BE BOUND BY THOSE AGREEMENTS TO THE FULLEST EXTENT PERMITTED BY LAW.

(b)

Without limiting the Intercreditor Agreements, the Collateral Agent shall be subject to such directions as may be properly given in accordance with this Indenture, the Intercreditor Agreements and the Security Documents. Except as expressly required by this Indenture, the Intercreditor Agreements and the Security Documents, and in each case subject to the Intercreditor Agreements, the Collateral Agent shall not be obligated:

(1)	to act upon directions purported to be delivered to it by any other Person;

(2)	to foreclose upon or otherwise enforce any Lien securing the Notes or any of the Guarantees; or

(3)	to take any other action whatsoever with regard to any or all of (x) the Liens securing the Notes, (y) the Guarantees or (z) the Security Documents, or with regard to the Collateral.

(c)

The Collateral Agent may perform any and all of its duties and exercise its rights and powers by or through, and is authorized and empowered to appoint, one or more co-agents or sub-agents or attorneys-in-fact as it deems necessary or appropriate in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

(d)

Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign at any time by notifying the Issuers and the Trustee. Upon any such resignation, the Issuers shall have the right to appoint a successor; provided that, during the existence and continuation of an Event of Default pursuant to clause Section 6.01(1), (2), (6) or (7) hereof, the Holders of a majority in principal amount of the Notes shall have the right to appoint a successor. If no successor shall have been so appointed by the Issuers (or, if applicable, the Holders of a majority in principal amount of the Notes) and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then such retiring Collateral Agent may, on behalf of the Holders and the Trustee, petition at the expense of the Issuers a court of competent jurisdiction to appoint a successor Collateral Agent. Upon the acceptance of its appointment as a Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Issuers to a successor Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Issuers and such successor. After a Collateral Agent’s resignation hereunder, the provisions of this Article 12 and Article 7 hereof shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while acting as Collateral Agent.

(e)

The benefits, protections and indemnities of the Trustee in Sections 7.02, 7.03 and 7.07 hereof shall apply mutatis mutandi to the Collateral Agent in its capacity as such, including, without limitation, the rights to receive and rely on Officers’ Certificates and Opinions of Counsel, reimbursement and indemnification; provided that the applicable standard of care of the Collateral Agent with respect to Sections 7.02, 7.03 and 7.07 hereof shall be gross negligence and willful misconduct.

(f)

Each Holder, by its acceptance of any Notes, is deemed to have consented and agreed to the terms of each Security Document, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture; and authorizes and empowers the Trustee and (through the Intercreditor Agreement) each Applicable Authorized Representative and Applicable Collateral Agent (each as defined in the Intercreditor Agreement) to bind the Holders and other holders of First Lien Obligations as set forth in the applicable Security Documents and Intercreditor Agreements to which they are a party and to perform its obligations and exercise its rights and powers thereunder. Notwithstanding the foregoing, no such consent or deemed consent shall be deemed or construed to represent an amendment or waiver, in whole or in part, of any provision of this Indenture or the Notes.

(g)

Neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuers or any Grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

(h)

Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Each of the Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent in good faith.

(i)

Neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuers to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee and the Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Intercreditor Agreement or the Security Documents by the Issuers, the Guarantors or the Credit Agreement Collateral Agent.

(j)

Notwithstanding any other provision hereof, neither the Collateral Agent nor the Trustee shall have any duties or obligations hereunder or under the Intercreditor Agreement or any Security Document except those expressly set forth herein or therein. Without limiting the generality of the foregoing, in the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s or the Trustee’s sole discretion may cause it to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause it to incur liability under CERCLA or any other federal, state or local law, the Collateral Agent and the Trustee each reserve the right, instead of taking such action, to either resign or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Agent nor the Trustee shall be liable to any person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for the Collateral to be possessed, owned, operated or managed by any person other than the Grantor, the majority of the Holders shall direct the Collateral Agent or Trustee, as applicable, to appoint an appropriately qualified person who they shall designate to possess, own, operate or manage, as the case may be, the Collateral.

(k)

For the avoidance of doubt, the Trustee and the Collateral Agent shall act only within the United States, and shall not be subject to any foreign law, be required to act in any jurisdiction located outside the United States or be required to execute any foreign law governed document.

SECTION 12.02.	Acceptance of Security Documents.

The Trustee and each Holder, by accepting any Notes and the Guarantees, acknowledges that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be for the benefit of all the Holders, the Collateral Agent and the Trustee, and that the Lien granted in the Security Documents relating to the Notes in respect of the Trustee, the Collateral Agent and the Holders is subject to and qualified and limited in all respects by the Security Documents and the Intercreditor Agreements and actions that may be taken thereunder. In the event of conflict between any Intercreditor Agreement, any of the Security Documents and this Indenture, the applicable Intercreditor Agreement shall control.

SECTION 12.03.	Further Assurances.

The Issuers and each Guarantor shall, and shall cause each Subsidiary that is a Guarantor to, execute and deliver, or cause to be executed and delivered, to the Trustee any and all such documents, agreements, instruments, certificates, notices and acknowledgments, and shall take or cause to be taken such further actions (including the filing and recording of financing statements and/or amendments thereto and other documents and such other actions or deliveries of the type described under this

Article 12 or the Security Documents (including certificates and corporate and organizational documents)), which may be required by law or which the Trustee may (without obligation to do so), from time to time, reasonably request to carry out the terms and conditions of this Indenture and the Security Documents and to ensure the creation, perfection and priority of the Liens created or intended to be created by the Security Documents, in each case, subject to the Security Documents, all at the expense of the Issuers.

The Issuers and each Guarantor shall (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts (including notices to third parties), deeds, certificates, assurances and other instruments as may be required from time to time in order to carry out more effectively the purposes of the Security Documents.

SECTION 12.04.	Release of Liens.

The release of the Liens over the property or assets constituting Collateral securing the Notes and the Note Guarantees will automatically and unconditionally occur upon any one or more of the following circumstances:

(1)	with respect to any Collateral, in accordance with the terms of the Intercreditor Agreement;

(2)

in connection with any sale, assignment, transfer, conveyance or other disposition of any such properties or assets to a Person that is not (either before or after giving effect to such transaction) BPR or a Restricted Subsidiary of BPR, if the sale or other disposition does not violate the provisions of Sections 4.09 and 5.01 hereof;

(3)	in the case of a Guarantor that is released from its Note Guarantee pursuant to the terms of this Indenture, the release of the property or assets, and Equity Interests, of such Guarantor;

(4)	with respect to the Liens on the assets of a Guarantor, if such Guarantor ceases to be a Subsidiary of BPR;

(5)	upon such property or asset becoming Excluded Collateral;

(6)	in whole, upon legal defeasance, covenant defeasance or satisfaction and discharge of this Indenture as provided under Article 8 hereof;

(7)	in whole, upon the full and final payment of the Notes and performance of all Obligations of the Issuer and the Guarantors under this Indenture and the Notes;

(8)	upon such property or asset being released in respect of the Liens securing the Credit Facilities (excluding in the case of the repayment in full thereof); or

(9)	as described under Article 9 hereof.

In the event that the Trustee or the Collateral Agent is requested by the Issuers to execute any necessary or proper instrument or document to evidence or acknowledge the release, satisfaction or termination of any Lien securing the Notes Obligations, the Trustee or the Collateral Agent, as applicable, shall be entitled to receive an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent under this Indenture, the Security Documents and the Intercreditor Agreement to such release have been complied with and that it is permitted for the Trustee and/or the Collateral Agent to execute and deliver the instruments or documents requested by the Issuers in connection with such release. Any such instrument or document shall be prepared by the Issuers. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreement to the contrary, neither the Trustee nor the Collateral Agent shall be under any obligation to release any such Lien, or execute and deliver any such instrument or document of release, satisfaction or termination with respect thereto, unless and until it receives such Officers’ Certificate and Opinion of Counsel, upon which it shall be entitled to conclusively rely.

SECTION 12.05.	Enforcement of Remedies.

Notwithstanding anything to the contrary herein, any enforcement of the Guarantees or any remedies with respect to the Collateral under the Security Documents is subject to the provisions of the Intercreditor Agreements.

SECTION 12.06.	Compensation and Indemnification.

Without duplication of any amounts owing under Section 7.07 hereof, the Collateral Agent shall be entitled to the compensation and indemnification set forth in Section 7.07 hereof (with the references to the Trustee therein being deemed to refer to the Collateral Agent and references to this Indenture therein being deemed to refer to this Indenture and the Security Documents) and subject to Section 12.01(e) hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

Very truly yours,

BROOKFIELD PROPERTY REIT INC., as Issuer

By:	/s/ Michelle Campbell
	Name:	Michelle Campbell
	Title:	Senior Vice President and Secretary

BPR NIMBUS LLC, as Issuer
	By:	BPR OP, LP, its managing member
		By:	GGP Real Estate Holding II, Inc., its general partner

By:	/s/ Stacie L. Herron
	Name:	Stacie L. Herron
	Title:	Executive Vice President, General Counsel and Secretary

BPR CUMULUS LLC, as Issuer
	By:	BPR OP, LP, its managing member
		By:	GGP Real Estate Holding II, Inc., its general partner

By:	/s/ Stacie L. Herron
	Name:	Stacie L. Herron
	Title:	Executive Vice President, General Counsel and Secretary

GGSI SELLCO, LLC, as Issuer

By:	/s/ Stacie L. Herron
	Name:	Stacie L. Herron
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to 2026 Notes Indenture]

BPR OP, LP, as Guarantor
	By:	GGP Real Estate Holding II, Inc., its general partner

By:	/s/ Stacie L. Herron
	Name:	Stacie L. Herron
	Title:	Executive Vice President, General Counsel and Secretary

GGPLP REAL ESTATE 2010 LOAN PLEDGOR HOLDING, LLC, as Guarantor

By:	/s/ Stacie L. Herron
	Name:	Stacie L. Herron
	Title:	Executive Vice President, General Counsel and Secretary

GGPLPLLC 2010 LOAN PLEDGOR HOLDING, LLC, as Guarantor

By:	/s/ Stacie L. Herron
	Name:	Stacie L. Herron
	Title:	Executive Vice President, General Counsel and Secretary

GGPLP 2010 LOAN PLEDGOR HOLDING, LLC, as Guarantor

By:	/s/ Stacie L. Herron
	Name:	Stacie L. Herron
	Title:	Executive Vice President, General Counsel and Secretary

GGPLP L.L.C., as Guarantor

By:	/s/ Stacie L. Herron
	Name:	Stacie L. Herron
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to 2026 Notes Indenture]

GGP REAL ESTATE HOLDING I, INC., as Guarantor

By:	/s/ Stacie L. Herron
	Name:	Stacie L. Herron
	Title:	Executive Vice President, General Counsel and Secretary

GGP REAL ESTATE HOLDING II, INC., as Guarantor

By:	/s/ Stacie L. Herron
	Name:	Stacie L. Herron
	Title:	Executive Vice President, General Counsel and Secretary

BROOKFIELD PROPERTIES RETAIL INC., as Guarantor

By:	/s/ Stacie L. Herron
	Name:	Stacie L. Herron
	Title:	Executive Vice President, General Counsel and Secretary

GGPLP REAL ESTATE LLC, as Guarantor

By:	/s/ Stacie L. Herron
	Name:	Stacie L. Herron
	Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to 2026 Notes Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Patrick Giordano
	Name:	Patrick Giordano
	Title:	Vice President

[Signature Page to 2026 Notes Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

CUSIP: ____________

ISIN: ____________

5.750% Senior Secured Notes due 2026

No. ___	$____________

BROOKFIELD PROPERTY REIT INC., BPR CUMULUS LLC,

BPR NIMBUS LLC and GGSI SELLCO, LLC

promise to pay to ____________________________ or registered assigns the principal sum of __________________________________________________________ dollars[, as the same may be revised from time to time on the Schedule of Increases or Decreases attached hereto]1 on May 15, 2026.

Interest Payment Dates: May 15 and November 15

Record Dates: May 1 and November 1

Additional provisions of this Note are set forth on the other side of this Note.

[1]	This language should be included if the Note is issued in global form.

IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

BROOKFIELD PROPERTY REIT INC., as Issuer

By:
	Name:	Michelle L. Campbell
	Title:	Senior Vice President and Secretary

BPR NIMBUS LLC, as Issuer
	By:	BPR OP, LP, its managing member
		By:	GGP Real Estate Holding II, Inc., its general partner

By:
	Name:	Stacie L. Herron
	Title:	Executive Vice President, General Counsel and Secretary

BPR CUMULUS LLC, as Issuer
	By:	BPR OP, LP, its managing member
		By:	GGP Real Estate Holding II, Inc., its general partner

By:
	Name:	Stacie L. Herron
	Title:	Executive Vice President, General Counsel and Secretary

GGSI SELLCO, LLC, as Issuer

By:
	Name:	Stacie L. Herron
	Title:	Executive Vice President, General Counsel and Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the within-mentioned Indenture.

By:
Authorized Signatory

Dated:

[FORM OF REVERSE SIDE OF NOTE]

5.750% Senior Secured Notes due 2026

[Insert the Global Note Legend, if applicable]

[Insert the Private Placement Legend, if applicable]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.

INTEREST. Brookfield Property REIT Inc., a Delaware corporation (“BPR”), BPR Cumulus LLC, a Delaware limited liability company and indirect subsidiary of BPR, BPR Nimbus LLC, a Delaware limited liability company and indirect subsidiary of BPR, and GGSI Sellco, LLC, a Delaware limited liability company and indirect subsidiary of BPR (each, an “Issuer” and together, the “Issuers”), promise to pay interest on the principal amount of this Note at 5.750% per annum from ________________, 20__, until maturity. The Issuers will pay interest semi-annually in arrears on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be ________________, 20__. The Issuers will pay (a) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at a rate that is equal to the then-applicable interest rate on the Notes to the extent lawful and (b) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.

METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the May 1 or November 1 next preceding the applicable Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Paying Agent, or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions at least 30 days prior to the relevant due date for payment to the Issuers or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.

PAYING AGENT AND REGISTRAR. Initially, the Trustee under the Indenture will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. Any Issuer or any Subsidiary of BPR may act in any such capacity.

4.

INDENTURE. The Issuers issued the Notes under an Indenture dated as of May 1, 2019 (the “Indenture”), among the Issuers, the Guarantors, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and

Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder. Subject to the other provisions of the Indenture, the Issuers may issue an unlimited principal amount of Notes under the Indenture.

5.	OPTIONAL REDEMPTION.

(a)

At any time prior to May 15, 2022 (the “Initial Call Date”), the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 105.750% of the principal amount, plus accrued and unpaid interest to but excluding the redemption date (subject to the rights of Holders of record on the relevant record date to receive interest due on the related interest payment date falling prior to or on the redemption date), with the net cash proceeds of one or more Equity Offerings; provided, however, that (1) at least 50% of the aggregate principal amount of Notes issued on the Issue Date remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b)

At any time prior to the Initial Call Date, the Issuers may redeem all or a part of the Notes at a redemption price (calculated by the Issuers) equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the related interest payment date falling prior to or on the redemption date.

(c)

At any time, in connection with any tender offer for the Notes, including a Change of Control Offer or Subject Disposition Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making a such tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers will have the right to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price paid to each other Holder in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

(d)	Except pursuant to the preceding three paragraphs, the Notes will not be redeemable at the Issuers’ option prior to the Initial Call Date.

(e)

On and after the Initial Call Date, the Issuers shall be entitled at their option to redeem the Notes, in whole or in part, at the following redemption prices (expressed as percentages of the principal amount thereof) plus accrued and unpaid interest on the Notes redeemed, to but excluding the applicable redemption date, if redeemed during the 12-month period commencing on May 15 of the years set forth below, subject to the rights of Holders on the relevant record date to receive interest due on the related interest payment date falling prior to or on the redemption date.

Year	Percentage
2022	102.875%
2023	101.438%
2024 and thereafter	100.000%

6.	MANDATORY REDEMPTION. The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.	OFFER TO REPURCHASE AT THE OPTION OF HOLDER.

(a)

If a Change of Control Event occurs, each Holder will have the right to require that the Issuers purchase all or a portion of such Holder’s Notes pursuant to the offer described in the Indenture (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to, but excluding, the date of purchase, as provided in, and subject to the terms of, the Indenture.

(b)

If the Issuers (i) consummate an Asset Sale, (ii) receive casualty insurance proceeds or (iii) receive proceeds as a result of certain assets being taken through eminent domain, condemnation, expropriation or otherwise and, in each case, do not apply the Net Proceeds or Net Insurance/Condemnation Proceeds (as applicable) thereof in accordance with Section 4.09 of the Indenture, then the Issuers will commence an offer (a “Subject Disposition Offer”) to all Holders of Notes pursuant to Sections 3.09 and 4.09 of the Indenture.

8.

NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 10 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Any redemption notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the relevant Equity Offering, financing or other transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that, in the Issuers’ discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. The Issuers will provide prompt written notice to the Trustee of the rescission of any redemption notice, and such redemption notice will thereafter be of no force or effect. Upon receipt of such notice from the Issuers rescinding a redemption notice, the Trustee will promptly send a copy of such notice to the holders of the Notes in the same manner in which the redemption notice was given. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed.

9.

DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes shall be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

10.	PERSONS DEEMED OWNERS. The registered Holder of a Note shall be treated as its owner for all purposes.

11.

AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes or any Security Document may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then-outstanding Notes, if any, voting as a single class, and any existing default or compliance with any provision of the Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes, if any, voting as a single class. Without the consent of any Holder, the Note Documents may be amended or supplemented to: (a) cure any ambiguity, defect or inconsistency; (b) provide for uncertificated notes in addition to or in place of certificated notes or to alter the provisions of the Indenture relating to the form of the Notes (including the related definitions) in a manner that does not materially adversely affect the legal rights of any holder; (c) provide for the assumption of an Issuer’s or a Guarantor’s obligations to the Holders by a successor to an Issuer or a Guarantor pursuant to Section 5.01 of the Indenture; (d) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any Holder; (e) provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; (f) allow any Guarantor to execute a supplemental indenture, a joinder to the Security Documents and/or a Note Guarantee with respect to the Notes; provided that any such supplemental indenture, joinder and/or Note Guarantee need only be executed by such Guarantor; (g) provide for the issuance of exchange notes or private exchange notes; (h) conform the text of any Note Document to any provision in the Description of Notes to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of a Note Document; (i) evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof; (j) add assets to the Collateral or release Collateral from any Lien as permitted under the Indenture; (k) mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of the Holders; (l) provide extensions with respect to timing for, or modifications to the ministerial or administrative requirements for granting Liens, to the extent not prohibited under the Security Documents; (m) enter into intercreditor arrangements with respect to the Secured Debt regarding the Collateral; (n) provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification to the Credit Facilities or other Secured Debt; or (o) if any amendments have been made to the Credit Facilities with the consent of the Credit Agreement Administrative Agent (and not including any amendments that were obtained with the consent or waiver of the lenders thereunder) pursuant to Section 1.04 thereof as in effect on the Issue Date (which provides for certain amendments to be made to the Credit Facilities following a change in GAAP or in the application thereof, a change in the functional currency reflected in the financial statements of BPR and its Restricted Subsidiaries or an election by, or requirement that, BPR and its Restricted Subsidiaries report under IFRS), to provide for corresponding amendments to be made to the Indenture.

12.

DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are specified in Section 6.01 of the Indenture. If an Event of Default (other than an Event of Default specified in Section 6.01(6) or (7) of the Indenture (in each case with respect to BPR)) occurs and is continuing, the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes may declare the principal of, and accrued interest on, all the Notes to be due and payable. In the case of an Event of Default specified in Section 6.01(6) or (7) of the Indenture (in each case with respect to BPR), all outstanding Notes will become due and payable without further action or notice. Notwithstanding the foregoing, Holders may not enforce the Indenture, the Notes or the Security Documents except as provided in the Indenture and the Security Documents, as applicable. Subject to certain limitations, Holders of a majority in principal amount of the then-outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest. The Holders of a majority in principal amount of the Notes then outstanding, by notice to the Trustee, may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes held by a non-consenting Holder. BPR is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and BPR is required, within five Business Days upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13.

TRUSTEE DEALINGS WITH THE ISSUERS. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.

14.

NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, manager, agent or stockholder of any Issuer or Guarantor, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

15.	AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16.

ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.

CUSIP/ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers has caused CUSIP and/or ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

18.

GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Brookfield Property REIT Inc.

350 North Orleans Street, Suite 300

Chicago, Illinois 60645

Attention: General Counsel

19.

COLLATERAL AND SECURITY. The Notes and the Note Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Collateral Agent will hold the Collateral for the benefit of the Holders, the Trustee and the Collateral Agent, in each case pursuant to the Indenture and the Security Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Indenture and the Security Documents (including the provisions providing for the foreclosure and release of Collateral), as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and directs the Collateral Agent to enter into the Security Documents, as applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                         (Insert assignee’s soc. sec. or tax I.D. no.)

(Insert assignee’s legal name)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date: ____________________

Your Signature: _____________________________
(Sign exactly as your name appears
on the face of this Note)

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.09 or 4.14 of the Indenture, check the appropriate box below:

☐ Section 4.09                                 ☐ Section 4.14

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.09 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: ____________________

Your Signature: _____________________________
(Sign exactly as your name appears
on the face of this Note)

Tax Identification No.: _________________________

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES AND DECREASES IN THE GLOBAL NOTE2

The initial principal amount of this Global Note is $______________. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian for the Notes

[2]	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

[FORM OF CERTIFICATE OF TRANSFER]

Brookfield Property REIT Inc.

350 North Orleans Street, Suite 300

Chicago, Illinois 60645

Attention: General Counsel

Wells Fargo Bank, National Association

1 Independent Drive

Jacksonville, Florida 32202

Attention: Corporate Trust Services – Administrator for Brookfield Property REIT

Re: 5.750% Senior Secured Notes due 2026

Reference is hereby made to the Indenture, dated as of May 1, 2019 (the “Indenture”), among Brookfield Property REIT Inc., BPR Cumulus LLC, BPR Nimbus LLC and GGSI Sellco, LLC, as issuers (each, an “Issuer” and together, the “Issuers”), the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee and as collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

______________________ (the “Transferor”) owns and proposes to transfer the Notes or interest in such Notes specified in Annex A hereto, in the principal amount of $___________ in such Notes or interests (the “Transfer”), to ______________________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the Rule 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Rule 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than the initial purchasers of the Notes). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the IAI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)        ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

(b)        ☐ such Transfer is being effected to an Issuer or a subsidiary thereof;

(c)        ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act; or

(d)        ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Notes and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) if such Transfer is in respect of a principal amount of Notes at the time of transfer of less than $100,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the IAI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

4.  ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)  ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)  ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)  ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________, 20__

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a) ☐	a beneficial interest in the:

(i) ☐	Rule 144A Global Note (CUSIP _________), or

(ii) ☐	Regulation S Global Note (CUSIP _________), or

(iii) ☐	IAI Global Note (CUSIP _________), or

(b) ☐	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold, in accordance with the terms of the Indenture:

[CHECK ONE]

(a)	a beneficial interest in the:

(i) ☐	Rule 144A Global Note (CUSIP _________), or

(ii) ☐	Regulation S Global Note (CUSIP _________), or

(iii) ☐	IAI Global Note (CUSIP _________), or

(iv) ☐	Unrestricted Global Note (CUSIP _________), or

(b) ☐	a Restricted Definitive Note; or

(c) ☐	an Unrestricted Definitive Note.

EXHIBIT C

[FORM OF CERTIFICATE OF EXCHANGE]

Brookfield Property REIT Inc.

350 North Orleans Street, Suite 300

Chicago, Illinois 60645

Attention: General Counsel

Wells Fargo Bank, National Association

1 Independent Drive

Jacksonville, Florida 32202

Attention: Corporate Trust Services – Administrator for Brookfield Property REIT

Re: 5.750% Senior Secured Notes due 2026 (CUSIP/ISIN ____________)

Reference is hereby made to the Indenture, dated as of May 1, 2019 (the “Indenture”), among Brookfield Property REIT Inc., BPR Cumulus LLC, BPR Nimbus LLC and GGSI Sellco, LLC, as issuers (each, an “Issuer” and together, the “Issuers”), the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee and as collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

______________________ (the “Owner”) owns and proposes to exchange the Notes or interest in such Notes specified herein, in the principal amount of $____________ in such Notes or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note.

(a)         ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)         ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)         ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is

C-1

being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)        ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.        Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes.

(a)        ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)        ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ Rule 144A Global Note, ☐ Regulation S Global Note, ☐ IAI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________, 20__

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EXHIBIT D

[FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR]

Brookfield Property REIT Inc.

350 North Orleans Street, Suite 300

Chicago, Illinois 60645

Attention: General Counsel

Wells Fargo Bank, National Association

1 Independent Drive

Jacksonville, Florida 32202

Attention: Corporate Trust Services – Administrator for Brookfield Property REIT

Re: 5.750% Senior Secured Notes due 2026

Reference is hereby made to the Indenture, dated as of May 1, 2019 (the “Indenture”), among Brookfield Property REIT Inc., BPR Cumulus LLC, BPR Nimbus LLC and GGSI Sellco, LLC, as issuers (each, an “Issuer” and together, the “Issuers”), the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee and as collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $____________ aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1.        We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.        We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (A) to the Issuers or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Issuers a signed letter substantially in the form of this letter and, if such transfer is in respect of a principal amount of Notes, at the time of transfer of less than $100,000, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Note or beneficial interest in a Global Note from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

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3.        We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuers such certifications, legal opinions and other information as you and the Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4.        We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.        We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Issuers are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated: _______________, 20__

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EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of _______________, 20__, among __________________ (the “Guaranteeing Subsidiary”), an [indirect] subsidiary of [Brookfield Property REIT Inc., a Delaware corporation (“BPR”)], and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an Indenture dated as of May 1, 2019 (the “Indenture”), providing for the issuance of 5.750% Senior Secured Notes due 2026 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.	CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.

AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary, jointly and severally with all existing Guarantors, hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3.

NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, manager, agent or stockholder of the Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Issuers or any Guarantor under the Notes, any Note Guarantees, the Indenture, this Supplemental Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4.

RELEASES. A Guarantee as to any Guarantor shall terminate and be of no further force or effect and such Guarantor shall be deemed to be released from all obligations as provided in Section 10.06 of the Indenture.

5.

NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

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6.	COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.	NOTICES. All notices or other communications to the Guarantors shall be given as provided in Section 11.01 of the Indenture.

8.	EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.

THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[Guaranteeing Subsidiary]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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